Exhibit 99.j

Notes To Consolidated Financial Statements

The St. Paul Companies

1

Summary of Significant Accounting Policies

Accounting Principles - We prepare our consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). We follow the accounting standards established by the Financial Accounting Standards Board (“FASB”) and the American Institute of Certified Public Accountants (“AICPA”).

Consolidation - We combine our financial statements with those of our subsidiaries and present them on a consolidated basis. The consolidated financial statements do not include the results of material transactions between our subsidiaries and us or among our subsidiaries. Certain of our foreign underwriting operations' results, and the results of certain of our investments in partnerships, are recorded on a one-month to one-quarter lag due to time constraints in obtaining and analyzing such results for inclusion in our consolidated financial statements on a current basis.  In the event that significant events occur during the lag period, the impact is included in the current period results.

During 2001, we eliminated the one-quarter reporting lag for certain of our primary underwriting operations in foreign countries.  The effect of reporting these operations on a current basis was a $31 million increase to our 2001 pretax loss on continuing operations.

Related Party Transactions – The following summarizes our related party transactions:

Indebtedness of Management – We have made loans to certain current and former executive officers for their purchase of our common stock in the open market.  These are full-recourse loans, further secured by a pledge of the stock purchased with the proceeds.  The loans accrue interest at the applicable federal rate for loans of such maturity.  Loans to former executive officers are being repaid in accordance with agreed-upon terms.  The total amount receivable under this program, included in “Other Assets”, on December 31, 2002 and 2001 was $7 million and $10 million, respectively.  This program was terminated effective March 20, 2002; consequently, no new loans were made after that date.

Indebtedness of Venture Capital Management – We have made loans to certain members of management of our Venture Capital investment operation.  The loans are secured by each individual’s ownership interest in the limited liability companies that hold most of our venture capital investments, and accrue interest at the applicable federal rate for loans of such maturity.  The total amount receivable under this program, included in “Other Assets” at December 31, 2002 and 2001, was $7 million and $6 million, respectively.

Discontinued Operations – In 2001, we sold our life insurance operations, and in 2000, we sold our nonstandard auto business.  Accordingly, the results of operations for all years presented reflect the results for these businesses as discontinued operations.

Reclassifications - We reclassified certain amounts in our 2001 and 2000 consolidated financial statements and notes to conform to the 2002 presentation. These reclassifications had no effect on net income, or common or preferred shareholders' equity, as previously reported for those years.

Use of Estimates - We make estimates and assumptions that have an effect on the amounts that we report in our consolidated financial statements. Our most significant estimates are those relating to our reserves for property-liability losses and loss adjustment expenses. We continually review our estimates and make adjustments as necessary, but actual results could turn out to be significantly different from what we expected when we made these estimates.

Accounting for Our Property-Liability Underwriting Operations

Premiums Earned - Premiums on insurance policies are our largest source of revenue. We recognize the premiums as revenues evenly over the policy terms using the daily pro rata method or, in the case of our Lloyd’s business, the one-eighths method.  The one-eighths method reflects the fact that we convert Lloyd's syndicate accounts to U.S. GAAP on a quarterly basis.  Quarterly financial statements are prepared for Lloyd’s syndicates, using the Lloyd’s three-year accounting basis, which are subsequently converted to U.S. GAAP.  Since Lloyd’s accounting does not currently recognize the concept of earned premium, we calculate earned premium as part of the conversion to GAAP.  We recognize written premium for U.S. GAAP purposes quarterly, and assume that it is written at the middle of each quarter (i.e., evenly throughout each period), effectively breaking the calendar year into earning periods of eighths.

Revenues in our Health Care segment include premiums generated from extended reporting endorsements.  Our medical liability claims-made policies give our insureds the right to purchase a reporting endorsement, which is also referred to as “tail coverage,” at the time their policies expire.  This endorsement protects an insured against any claims that arise from a medical incident that occurred while the claims-made policy was in force, but which had not yet been reported by the time the policy expired.  Premiums on these endorsements are fully earned as revenue, and the expected losses are reserved, at the time the endorsement is written.

We record premiums that we have not yet recognized as revenues as unearned premiums on our balance sheet.  Assumed reinsurance premiums are recognized as revenues proportionately over the contract period. Premiums earned are recorded in our statement of operations, net of our cost to purchase reinsurance.

Insurance Losses and Loss Adjustment Expenses - Losses represent the amounts we paid or expect to pay to claimants for events that have occurred. The costs of investigating, resolving and processing these claims are known as loss adjustment expenses (“LAE”). We record these items on our statement of operations net of reinsurance, meaning that we reduce our gross losses and loss adjustment expenses incurred by the amounts we have recovered or expect to recover under reinsurance contracts.

Reinsurance - Written premiums, earned premiums and incurred insurance losses and LAE all reflect the net effects of assumed and ceded reinsurance transactions. Assumed reinsurance refers to our acceptance of certain insurance risks that other insurance companies have underwritten.  Assumed reinsurance has, for the most part, been written through our St. Paul Re operation.  During 2002, we transferred our ongoing business previously written through St. Paul Re to Platinum Underwriters Holdings, Ltd.  See Note 2 for a more detailed discussion of this transfer.  Ceded reinsurance means other insurance companies have agreed to share certain risks with us. Reinsurance accounting is followed for assumed and ceded transactions when risk transfer requirements have been met. These requirements involve significant assumptions being made related to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms.

Insurance Reserves - We establish reserves for the estimated total unpaid cost of losses and LAE, which cover events that occurred in 2002 and prior years. These reserves reflect our estimates of the total cost of claims that were reported to us (“case” reserves), but not yet paid, and the cost of claims incurred but not yet reported to us (“IBNR”).  We reduce our loss reserves for estimated amounts of salvage and subrogation recoveries. Estimated amounts recoverable from reinsurers on paid and unpaid losses and LAE, net of an allowance for estimated unrecoverable amounts, are reflected as assets.

For reported losses, we establish reserves on a “case” basis within the parameters of coverage provided in the insurance policy or reinsurance agreement.  For IBNR losses, we estimate reserves using established actuarial methods.  Our case and IBNR reserve estimates consider such variables as past loss experience, changes in legislative conditions, changes in judicial interpretation of legal liability and policy coverages, and inflation.  We consider not only monetary increases in the cost of what we insure, but also changes in societal factors that influence jury verdicts and case law and, in turn, claim costs.

Because many of the coverages we offer involve claims that may not ultimately be settled for many years after they are incurred, subjective judgments as to our ultimate exposure to losses are an integral and necessary component of our loss reserving process.  We record our reserves by considering a range of estimates bounded by a high and low point.  Within that range, we record management’s best estimate.  We continually review our reserves, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors.  We adjust reserves established in prior years as loss experience develops and new information becomes available.  Adjustments to previously estimated reserves are reflected in our financial results in the periods in which the changes in estimate are made.

Reserves for environmental and asbestos exposures cannot be estimated solely with the traditional loss reserving techniques described above, which rely on historical accident year development factors and take into consideration the previously mentioned variables.  Environmental and asbestos reserves are more difficult to estimate than our other loss reserves because of legal issues, societal factors and difficulty in determining the parties who may ultimately be held liable.  Therefore, in addition to taking into consideration the traditional variables that are utilized to arrive at our other loss reserve amounts, we also look at the length of time necessary to clean up polluted sites, controversies surrounding the identity of the responsible party, the degree of remediation deemed to be necessary, the estimated time period for litigation expenses, judicial expansions of coverage, medical complications arising with asbestos claimants’ advanced age, case law, and the history of prior claim development.  We also consider the impact of changes in the legal environment, including our experience in the Western MacArthur matter, in establishing our reserves for other asbestos and environmental cases.  Generally, case reserves and loss adjustment expense reserves are established where sufficient information has been obtained to indicate coverage under a specific insurance policy.  We also consider end of period reserves in relation to paid losses in a period.  Furthermore, IBNR reserves are established to cover additional estimated exposures on both known and unasserted claims.  These reserves are continually reviewed and updated as additional information is acquired.

While our reported reserves make a reasonable provision for our unpaid loss and LAE obligations, it should be noted that the process of estimating required reserves, by its very nature, involve substantial uncertainty.  The level of uncertainty can be influenced by factors such as the existence of coverage with long duration payment patterns and changes in claim handling practices, as well as the factors noted above.  Ultimate actual payments for claims and LAE could turn out to be significantly different from our estimates.

Our liabilities for unpaid losses and LAE related to tabular workers' compensation and certain assumed reinsurance coverage are discounted to the present value of estimated future payments. Prior to discounting, these liabilities totaled $887 million and $948 million at December 31, 2002 and 2001, respectively. The total discounted liability reflected on our balance sheet was $718 million and $768 million at December 31, 2002 and 2001, respectively. The liability for workers’ compensation was discounted using rates of up to 3.5%, based on state-prescribed rates. The liability for certain assumed reinsurance coverage was discounted using rates up to 7.5%, based on our return on invested assets or, in many cases, on yields contractually guaranteed to us on funds held by the ceding company, as permitted by the state of domicile.

Lloyd’s - We participate in Lloyd’s as an investor in underwriting syndicates and as the owner of a managing agency.  Using the periodic method, which provides for current recognition of profits and losses, we record our pro rata share of syndicate assets, liabilities, revenues and expenses, after making adjustments to convert Lloyd’s accounting to U.S. GAAP.  The most significant U.S. GAAP adjustments relate to income recognition.  Lloyd’s syndicates determine underwriting results by year of account at the end of three years.  We record adjustments to recognize underwriting results as incurred, including the expected ultimate cost of losses incurred.  These adjustments to losses are based on actuarial analysis of syndicate accounts, including forecasts of expected ultimate losses provided by the syndicates.  The results of our operations at Lloyd’s are recorded on a one-quarter lag due to time constraints in obtaining and analyzing such results for inclusion in our consolidated financial statements on a current basis.  (Also see discussion under “Premiums Earned” above.)

Policy Acquisition Expenses - The costs directly related to writing an insurance policy are referred to as policy acquisition expenses and consist of commissions, state premium taxes and other direct underwriting expenses. Although these expenses are incurred when we issue a policy, we defer and amortize them over the same period as the corresponding premiums are recorded as revenues.  On a regular basis, we perform a recoverability analysis of the deferred policy acquisition costs in relation to the expected recognition of revenues, including anticipated investment income, and reflect adjustments, if any, as period costs.  Should the analysis indicate that the acquisition costs are unrecoverable, further analyses are performed to determine if a reserve is required to provide for losses, which may exceed the related unearned premiums.

Allowance for Doubtful Accounts - Our allowance for doubtful accounts for premiums and deductibles receivable is calculated by applying an estimated bad debt percentage to an aging of receivables segmented by business unit to determine general collectibility.  Specific collection issues are highlighted separately, and a comparison of prior year write-offs with year-to-date results is made to determine reasonableness.  We also have an allowance for uncollectible reinsurance recoverables that is calculated based on the outstanding balances, taking into consideration the status of the reinsurer, the nature of the balance and whether or not the amount is in dispute.  The establishment of our allowance for doubtful accounts involves judgment and therefore creates a degree of uncertainty as to adequacy at each reporting date.

Guarantee Fund and Other Insurance-Related Assessments  - We establish an accrual related to estimated future guarantee fund payments and other insurance-related assessments, primarily second injury funds.  Guarantee fund payments are based on our historical experience as well as for specific known events or insolvencies.  Loss-based second injury fund assessments are accrued based on our total loss reserves for the relevant states and lines of business.  As of December 31, 2002 and 2001, we carried an accrual of $43 million and $49 million, respectively, for these payments, which are expected to be disbursed as assessed during a period of up to 30 years.  We also establish assets related to the recovery of these costs when appropriate.   As of December 31, 2002 and 2001 we carried assets of $15 million and $9 million for premium tax offsets, respectively, and $11 million and $2 million for policy surcharges, respectively.  This accrual is subject to change following revisions to assessments that may be enacted by any of the states we write business in.

Accounting for Our Asset Management Operations

We hold a 79% interest in Nuveen Investments, Inc. (“Nuveen Investments,” formerly The John Nuveen Company), which constitutes our asset management segment.  Nuveen Investments’ core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments.  Nuveen Investments distributes its investment products and services, including individually managed accounts, closed-end exchange-traded funds and mutual funds, to the affluent and high net worth market segments through unaffiliated intermediary firms including broker/dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors.  Nuveen Investments also provides managed account services to several institutional market segments and channels.

In August 2002, Nuveen Investments purchased NWQ Investment Management Company, Inc. (“NWQ”), an asset management firm based in Los Angeles with approximately $6.9 billion of assets under management in both retail and institutional managed accounts.  NWQ specializes in value-oriented equity investments with significant relationships among institutions and financial advisors serving high-net-worth investors.

In July 2001, Nuveen Investments acquired Symphony Asset Management, LLC (“Symphony”), an institutional investment manager, with approximately $4 billion in assets under management.  As a result of the acquisition, Nuveen Investments’ product offerings were expanded to include managed accounts and funds designed to reduce risk through market-neutral and other strategies in several equity and fixed-income asset classes for institutional investors.

Nuveen Investments has three principal sources of revenue: advisory fees on assets under management, including separately managed accounts, closed-end exchange-traded funds and mutual funds; underwriting and distribution revenues earned upon the sale of certain investment products; and performance fees earned on certain institutional accounts based on the performance of such accounts.

Advisory fees accounted for 90% of Nuveen Investments’ consolidated revenues in 2002.  Total advisory fee income earned during any period is directly related to the market value of the assets managed.  Advisory fee income increases or decreases with a rise or fall, respectively, in the level of assets under management.  Investment advisory fees are recognized as revenue in the statement of operations over the period that assets are under management.  With respect to funds, Nuveen Investments receives fees based either on each fund’s average daily net assets or on a combination of the average daily net assets and gross interest income.  With respect to managed accounts, Nuveen Investments generally earns fees, on a quarterly basis, based on the value of the assets managed on a particular date, such as the last calendar day of a quarter, or on the average asset value for the period.

Nuveen Investments’ distribution revenues are earned as defined portfolio and mutual fund products are sold to the public through financial advisors.  Distribution revenues will rise and fall commensurate with the level of sales of these products.  In March 2002, Nuveen Investments ceased offering defined portfolio products.  Underwriting fees are earned on the initial public offering of Nuveen Investments’ exchange-traded funds.

Through its subsidiary, Symphony, which manages equity and fixed-income market-neutral accounts and funds for institutional investors, Nuveen Investments earns performance fees for investment performance above specifically defined benchmarks.  These fees are recognized as revenue only at the performance measurement date contained in the individual account management agreement.  Currently, approximately 80% of such measurement dates fall in the second half of the calendar year.

We consolidate 100% of Nuveen Investments' assets, liabilities, revenues and expenses, with reductions on the balance sheet and statement of operations for the minority shareholders' proportionate interest in Nuveen Investments’ equity and earnings. Minority interest of $80 million and $93 million was recorded in other liabilities at the end of 2002 and 2001, respectively.

Nuveen Investments repurchased and retired 5.7 million and 8.2 million of its common shares from minority shareholders in 2002 and 2001, respectively, for a total cost of $151 million in 2002 and $172 million in 2001.  (The 2001 share repurchase total was adjusted to reflect Nuveen Investments’ 2-for-1 stock split in 2002).  No shares were repurchased from The St. Paul in those years.  Our percentage ownership increased from 77% in 2001 to 79% in 2002 as the effect of Nuveen Investments' repurchases were partially offset by Nuveen Investments' issuance of additional shares under various stock option and incentive plans and the issuance of common shares upon the conversion of a portion of its preferred stock.

Accounting for Our Investments

Fixed Income – Our fixed income portfolio is composed primarily of high-quality, intermediate-term taxable U.S. government, corporate and mortgage-backed bonds, and tax-exempt U.S. municipal bonds.  Our entire fixed income investment portfolio is classified as available-for-sale.  Accordingly, we carry that portfolio on our balance sheet at estimated fair value.  Fair values are based on quoted market prices, where available, from a third-party pricing service.  If quoted market prices are not available, fair values are estimated using values obtained from independent pricing services or a cash flow estimate is used.

Real Estate and Mortgage Loans - Our real estate investments include warehouses and office buildings and other commercial land and properties that we own directly or in which we have a partial interest through joint ventures with other investors.  Our mortgage loan investments consist of fixed-rate loans collateralized by apartment, warehouse and office properties.

For direct real estate investments, we carry land at cost and buildings at cost less accumulated depreciation and valuation adjustments. We depreciate real estate assets on a straight-line basis over 40 years. Tenant improvements are amortized over the term of the corresponding lease. The accumulated depreciation of our real estate investments was $169 million and $153 million at December 31, 2002 and 2001, respectively.

We use the equity method of accounting for our real estate joint ventures, which means we carry these investments at cost, adjusted for our share of undistributed earnings or losses, and reduced by cash distributions from the joint ventures and valuation adjustments.  Due to time constraints in obtaining financial results, the results of these joint venture operations are recorded on a one-month lag.  If events occur during the lag period that are significant to our consolidated results, the impact is included in the current period results.

We carry our mortgage loans at the unpaid principal balances less any valuation adjustments, which approximates fair value. Valuation allowances are recognized for loans with deterioration in collateral performance that is deemed other than temporary. The estimated fair value of mortgage loans was $82 million and $134 million at December 31, 2002 and 2001, respectively.

Venture Capital - Our venture capital investments represent ownership interests in small- to medium-sized companies. These investments are made through limited partnerships or direct ownership.  The limited partnerships are carried at our equity in the estimated market value of the investments held by these limited partnerships. The investments we own directly are carried at estimated fair value. Fair values are based on quoted market prices obtained from third-party pricing services for publicly traded stock, or an estimate of value as determined by an internal valuation committee for privately-held securities. Certain publicly traded securities may be carried at a discount of 10-35% of the quoted market price, due to the impact of various restrictions that limit our ability to sell the stock.  Due to time constraints in obtaining financial results, the operations of the limited partnerships are recorded on a one-quarter lag.  If security-specific events occur during the lag-period that are significant to our consolidated results, the impact is included in the current period results.

Equities - Our equity securities are also classified as available-for-sale and carried at estimated fair value, which is based on quoted market prices obtained from a third-party pricing service.

Securities on Loan - We participate in a securities lending program whereby certain securities from our fixed income portfolio are loaned to other institutions. Our policy is to require collateral equal to 102 percent of the fair value of the loaned securities. We maintain full ownership rights to the securities loaned, and continue to earn interest on them.  In addition, we have the ability to sell the securities while they are on loan. We have an indemnification agreement with the lending agents in the event a borrower becomes insolvent or fails to return securities. We record securities lending collateral as a liability and pay the borrower an agreed upon interest rate.  The proceeds from the collateral are invested in short-term investments and are reported on the balance sheet.  We share a portion of the interest earned on these short-term investments with the lending agent.  The fair value of the securities on loan is removed from fixed income securities on the balance sheet and shown as a separate investment asset.

Realized Investment Gains and Losses - We record the cost of each individual investment so that when we sell an investment, we are able to identify and record that transaction’s gain or loss on our statement of operations.

The size of our investment portfolio allows our portfolio managers a degree of flexibility in determining which individual investments should be sold to achieve our primary investment goals of assuring our ability to meet our commitments to policyholders and other creditors and maximizing our investment returns.  In order to meet the objective of maintaining a flexible portfolio that can achieve these goals, our fixed income and equity portfolios are classified as “available-for-sale.”  We continually evaluate these portfolios, and our purchases and sales of investments are based on our cash requirements, the characteristics of our insurance liabilities, and current market conditions.  We also monitor the difference between our cost and the estimated fair value of investments, which involves uncertainty as to whether declines in value are temporary in nature.  At the time we determine an “other than temporary” impairment in the value of a particular investment to have occurred, we consider the current facts and circumstances, including the financial position and future prospects of the entity that issued the investment security, and make a decision to either record a write-down in the carrying value of the security or sell the security; in either case, recognizing a realized loss.

With respect to our venture capital portfolio, we manage our portfolio to maximize return, evaluating current market conditions and the future outlook for the entities in which we have invested.  Because this portfolio primarily consists of privately-held, early-stage venture investments, events giving rise to impairment can occur in a brief period of time (e.g., the entity has been unsuccessful in securing additional financing, other investors decide to withdraw their support, complications arise in the product development process, etc.), and decisions are made at that point in time, based on the specific facts and circumstances, with respect to a recognition of “other than temporary” impairment, or sale of the investment.

Unrealized Appreciation or Depreciation on Investments - For investments we carry at estimated fair value, we record the difference between cost and fair value, net of deferred taxes, as a part of common shareholders' equity. This difference is referred to as unrealized appreciation or depreciation on investments. The change in unrealized appreciation or depreciation during the year is a component of other comprehensive income.

Derivative Financial Instruments - In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities.  This statement required all derivatives to be recorded at fair value on the balance sheet and established new accounting rules for hedging. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133, " which amended SFAS No. 133 to make it effective for all quarters of fiscal years beginning after June 15, 2000.  In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," as an additional amendment to SFAS No. 133, to address a limited number of issues causing implementation difficulties.  Effective January 1, 2001, we adopted the provisions of SFAS No. 133, as amended. See Note 10 for further information regarding the impact of the adoption on our consolidated financial statements.

In accordance with SFAS No. 133, our policy as of January 1, 2001 is to record all derivative financial instruments on our balance sheet at fair value.  The accounting for the gain or loss due to changes in the fair value of these instruments is dependent on whether the derivative qualifies as a hedge.  If the derivative does not qualify as a hedge, the gains or losses are reported in earnings as a realized gain or loss when they occur.  If the derivative does qualify as a hedge, the accounting varies based on the type of risk being hedged.  Generally, however, the portion of the hedge deemed effective is recorded on the balance sheet at fair value, and the portion deemed ineffective is recorded in the statement of operations as a realized gain or loss.  To qualify for hedge accounting treatment, the hedging relationship is formally documented at the inception of the hedge detailing the risk management objectives and strategy for undertaking the hedge.  In addition, we assess both at the inception of the hedge and on a quarterly basis, whether the derivative is highly effective in accomplishing the risk management objectives.  If it is determined that the derivative in not highly effective, hedge accounting treatment is discontinued and any gains and losses associated with the hedge’s ineffectiveness are recognized as a realized gain or loss in the statement of operations.  Fair value for our derivatives is based on quoted market rates or models obtained from third party pricing services.

Prior to our adoption of SFAS No. 133 in 2001, related to our use of forward contracts to hedge the foreign currency exposure to our net investment in our foreign operations, we reflected the movements of foreign currency exchange rates as unrealized gains or losses, net of tax, as part of our common shareholders’ equity. If unrealized gains or losses on the foreign currency hedge exceeded the offsetting currency translation gain or loss on the investments in the foreign operations, they were included in the statement of operations.  Related to our use of interest rate swap agreements to manage the effect of interest rate fluctuations on some of our debt and investments, we netted the interest paid or received against the applicable interest expense or income.  The fair value of the swap agreements was not reflected in our financial statements.

Cash Restrictions

Lloyd’s solvency requirements call for certain of our funds to be held in trust in amounts sufficient to meet claims. These funds amounted to $167 million and $76 million at December 31, 2002 and 2001, respectively.

Goodwill and Intangible Assets

Effective with our first-quarter 2002 adoption of SFAS No. 141, “Business Combinations” (“SFAS No. 141”) and SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS No. 142”) as described in Note 22, our accounting for goodwill and intangible assets has changed.  (Nuveen Investments had applied the relevant provisions of SFAS No. 141 in 2001 in connection with its acquisition of Symphony Asset Management LLP).  In a business combination, the excess of the amount we paid over the fair value of the acquired company’s tangible net assets is recorded as either an intangible asset, if it meets certain criteria, or goodwill.  Intangible assets with a finite useful life (generally over four to 20 years) are amortized to expense over their estimated life, on a basis expected to be consistent with their estimated future cash flows.  Intangible assets with an indefinite useful life and goodwill, which represents the excess purchase price over the fair value of tangible and intangible assets, are no longer amortized, effective January 1, 2002, but remain subject to tests for impairment.

Prior to the adoption of SFAS Nos. 141 and 142, we amortized goodwill and intangible assets over periods of up to 40 years, generally on a straight-line basis.

During the second quarter of 2002, we completed the evaluation of our recorded goodwill for impairment in accordance with provisions of SFAS No. 142.  That evaluation concluded that none of our goodwill was impaired.  In connection with our reclassification of certain assets previously accounted for as goodwill to other intangible assets with finite useful lives in 2002, we established a deferred tax liability of $6 million in the second quarter of 2002.  That provision was classified as a cumulative effect of accounting change effective as of January 1, 2002.

We will evaluate our goodwill for impairment on an annual basis.  If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, we will test for impairment between annual tests.

Prior to the adoption of SFAS Nos. 141 and 142, we monitored the value of our goodwill based on our estimates of discounted future earnings.  If either estimate was less than the carrying amount of the asset, we reduced the carrying value to fair value with a corresponding charge to expense.  We monitored the value of our identifiable intangibles to be disposed of and reported them at the lower of carrying value or fair value less our estimated cost to sell.

Impairments of Long-Lived Assets

We monitor the recoverability of the value of our long-lived assets to be held and used based on our estimate of the future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition considering any events or changes in circumstances which indicate that the carrying value of an asset may not be recoverable.  We monitor the value of our long-lived assets to be disposed of and report them at the lower of carrying value or fair value less our estimated cost to sell.

Office Properties and Equipment

We carry office properties and equipment at depreciated cost. We depreciate these assets on a straight-line basis over the estimated useful lives of the assets. The accumulated depreciation for office properties and equipment was $504 million and $483 million at the end of 2002 and 2001, respectively.

Internally Developed Software Costs

We capitalize certain internally developed software costs incurred during the application development stage of a project.  These costs include external direct costs associated with the project and payroll and related costs for employees who devote time to the project.  We begin to amortize costs once the software is ready for its intended use, and amortize them over the software’s expected useful life, generally five years.

At December 31, 2002 and 2001, respectively, we had $54 million and $50 million of unamortized internally developed computer software costs and recorded $12 million and $7 million of amortization expense during 2002 and 2001, respectively.

Taxes

We account for income taxes under the asset and liability method.  Deferred income tax assets and liabilities are recognized for the differences between the financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws.  The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year.  The current income tax provision generally reflects the tax consequences of revenues and expenses currently taxable or deductible on income tax returns.

Foreign Currency Translation

We assign functional currencies to our foreign operations, which are generally the currencies of the local operating environment. Foreign currency amounts are remeasured to the functional currency, and the resulting foreign exchange gains or losses are reflected in the statement of operations. Functional currency amounts are then translated into U.S. dollars. The unrealized gain or loss from this translation, net of tax, is recorded as a part of common shareholders' equity.  The change in unrealized foreign currency translation gain or loss during the year, net of tax, is a component of comprehensive income. Both the remeasurement and translation are calculated using current exchange rates for the balance sheets and average exchange rates for the statements of operations.

Stock Option Accounting

We follow the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), FASB Interpretation 44, “Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25),” and other related interpretations in accounting for our stock option plans utilizing the “intrinsic value method” described in that literature.  We also follow the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” for our option plans, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure; an amendment of FASB Statement No. 123”.  These require pro forma net income and earnings per share information, which is calculated assuming we had accounted for our stock option plans under the “fair value method” described in those Statements.

Had we calculated compensation expense on a combined basis for our stock option grants based on the “fair value” method described in SFAS No. 123, our net income and earnings per share would have been reduced to the pro forma amounts as indicated.

Years ended December 31	2002	2001	2000
(In millions, except per share data)

Net income (loss)
As reported *	$218	$(1,088)	$993
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(37)	(25)	(4)
Pro forma	$181	$(1,113)	$989

Basic earnings (loss) per share
As reported	$0.94	$(5.22)	$4.50
Pro forma	$0.77	$(5.33)	$4.48

Diluted earnings (loss) per share
As reported	$0.92	$(5.22)	$4.24
Pro forma	$0.77	$(5.33)	$4.24

*As reported net income or loss included $8 million, $5 million, and $18 million for 2002, 2001 and 2000, respectively, in stock-based compensation expenses, net of related tax benefits.

Supplemental Cash Flow Information

Interest and Income Taxes Paid - We paid interest on debt and distributions on redeemable preferred securities of trusts of $167 million in 2002, $133 million in 2001 and $134 million in 2000. We received net federal income tax refunds of  $100 million in 2002 and $54 million in 2001, and paid federal income taxes of $161 million in 2000.

Non-cash Investing and Financing Activities – In July 2002, concurrent with the common stock issuance described in Note 13, we issued 8.9 million equity units, each having a stated amount of $50.  Each equity unit included a forward purchase contract on our common stock.  Related to these contracts, we established a $46 million liability, with a corresponding reduction to shareholders’ equity.

In November 2002, concurrent with the transfer of our continuing reinsurance operations as described in Note 2, we received warrants to purchase up to six million additional common shares of Platinum Underwriters Holdings, Ltd. as partial consideration for the transferred business.  We carry the warrants as an asset on our balance sheet at their market value, which was $61 million at December 31, 2002.

In September 2001, related to the sale of our life insurance subsidiary to Old Mutual plc, we received approximately 190 million Old Mutual ordinary shares as partial consideration. The shares were valued at $300 million at the time of closing. In August 2000, we issued 7,006,954 common shares in connection with the conversion of over 99% of the $207 million of 6% Convertible Monthly Income Preferred Securities issued by St. Paul Capital LLC (our wholly-owned subsidiary).

2

Transfer of Ongoing Reinsurance Operations to Platinum Underwriters Holdings, Ltd.

On November 1, 2002, we completed the transfer of our continuing reinsurance business (previously operating under the name “St. Paul Re”) and certain related assets, including renewal rights, to Platinum Underwriters Holdings, Ltd. (“Platinum”), a newly formed Bermuda company that underwrites property and casualty reinsurance on a worldwide basis.  Further description of the transaction is available in the Formation and Separation Agreement between us and Platinum dated as of October 28, 2002 and filed as an exhibit to Platinum’s Registration Statement No. 333-86906 on Form S-1.

As part of this transaction, we contributed $122 million of cash to Platinum and transferred $349 million in assets relating to the insurance reserves that we also transferred.  In exchange, we acquired six million common shares, representing a 14% equity ownership interest in Platinum and a ten-year option to buy up to six million additional common shares at an exercise price of $27 per share, which represents 120% of the initial public offering price of Platinum’s shares.

In conjunction with the transfer of our continuing reinsurance business to Platinum, we entered into various agreements with Platinum and its subsidiaries, including quota share reinsurance agreements by which Platinum reinsured substantially all of the reinsurance contracts entered into by St. Paul Re on or after January 1, 2002.  This transfer (based on September 30, 2002 balances) included $125 million of unearned premium reserves (net of ceding commissions), $200 million of existing loss and loss adjustment expense reserves and $24 million of other reinsurance-related liabilities.  The transfer of unearned premium reserves to Platinum was accounted for as prospective reinsurance, while the transfer of existing loss and loss adjustment expense reserves was accounted for as retroactive reinsurance.

As noted above, the transfer of reserves to Platinum at the inception of the quota share reinsurance agreements was based on the September 30, 2002 balances.  We intend to transfer additional insurance reserves to Platinum to reflect business activity between September 30, 2002 and the November 2, 2002 inception date of the quota share reinsurance agreements.  Our insurance reserves at December 31, 2002 included our estimate of additional amounts due to Platinum for this activity, which totaled $54 million.  We expect that this amount, which is subject to adjustment under the provisions of the reinsurance agreements, will be agreed to and settled upon in the first half of 2003.  This adjustment, if any, is not expected to be material to our results of operations.

For business underwritten in the United States and the United Kingdom, until October 31, 2003, Platinum has the right to underwrite specified reinsurance business on our behalf in cases where Platinum is unable to underwrite that business because it has yet to obtain necessary regulatory licenses or approval to do so, or Platinum has not yet been approved as a reinsurer by the ceding company.  We entered into this agreement solely as a means to accommodate Platinum through a transition period.  Any business written by Platinum on our policy forms during this transition period is being fully ceded to Platinum under the quota share reinsurance agreements.

The transaction resulted in a pretax gain of $29 million and an after-tax loss of $54 million.  The after-tax loss was driven by the write-off of approximately $73 million in deferred tax assets associated with previously incurred losses related to St. Paul Re’s United Kingdom-based operations, as well as approximately $10 million in taxes associated with the pretax gain.

Our investment in Platinum is included in “Other Investments.”  The income from our 14% proportionate equity ownership in Platinum is included in our statement of operations as a component of “Net investment income” from the date of closing.  Our warrants to purchase additional Platinum shares are carried at their market value ($61 million at December 31, 2002), with changes in their fair value recorded as other realized gains or losses in our statement of operations.

3

Asbestos Settlement Agreement

On June 3, 2002, we announced that we and certain of our subsidiaries had entered into an agreement settling all existing and future claims arising from any insuring relationship of United States Fidelity and Guaranty Company (“USF&G”), St. Paul Fire and Marine Insurance Company and their affiliates and subsidiaries, including us (collectively, the “USF&G Parties”) with any of MacArthur Company, Western MacArthur Company (“Western MacArthur”), and Western Asbestos Company (“Western Asbestos”) (together, the “MacArthur Companies”).

On March 26, 2002, a trial commenced in the Western MacArthur litigation which was planned to occur in three phases over the course of approximately one year, and which involved complex questions of fact and law.  Among the issues to be addressed in the first phase of the trial were the standing of Western MacArthur to recover under Western Asbestos’ policies issued by USF&G (USF&G never insured Western MacArthur and disputed Western Asbestos’ purported assignment of its insurance rights to Western MacArthur) and the existence and terms and conditions of the policies, including the issue of whether the policies contained products hazard coverage and, if so, whether the policies included aggregate limits for products hazard liability.  USF&G believed it had, and continues to believe that it has, meritorious defenses to the purported assignments of insurance rights by Western Asbestos to Western MacArthur, which Western MacArthur alleged occurred in the 1967-1970 time period and in 1997, and which were allegedly ratified in 1999.  USF&G also believed that it had a strong position that the policies did not contain products hazard coverage, but that even if they did the coverage was subject to products hazard aggregates, which limited the USF&G Parties’ exposure.  As the trial began, the Company believed that it could resolve the case by litigation or settlement within the existing asbestos reserves (gross asbestos reserve totaled $478 million as of December 31, 2001) on the basis of the foregoing defenses, a belief supported by Western MacArthur’s November 1999 settlement of a similar claim brought against another defendant insurer for $26 million.  Given the facts and circumstances known by management at the time we filed our annual report on Form 10-K, we believed that our best estimate of aggregate asbestos reserves as of December 31, 2001 made a reasonable provision for Western MacArthur and all other asbestos claims.

The first phase of the trial began on March 26, 2002.  During the second quarter of 2002, developments in the trial caused us to reassess our exposure based on the increased possibility of an adverse outcome in the first phase of the litigation.  Among the significant developments in the trial between April 1 and May 15, 2002 were evidentiary decisions by the trial judge to exclude evidence favorable to USF&G regarding the assignment issue and to allow into evidence unfavorable evidence regarding other insurers’ policies on the aggregate limits issue, and unexpected adverse testimony on the aggregate limits issue.  These developments led us to believe that there was an increased risk that the jury could find that USF&G’s policies did not contain aggregate limits for products hazard claims.

These developments at trial, coupled with general changes in the legal environment affecting the potential liability of insurers for asbestos claims, caused us to engage in more intense settlement discussions at the end of April, in May, and early June of 2002.

As of May 15, 2002, the date on which we filed our Form 10–Q for the quarter ended March 31, 2002, the trial and settlement discussions were ongoing, but the parties to the settlement discussions had been unable to reach agreement on structure, amount and other significant terms.  At that time, we were prepared to end settlement discussions based on our continued belief that we could litigate our position and possibly reach a more favorable outcome than a negotiated settlement would provide.  In such circumstances, we perceived the possible outcomes as ranging from minimal amounts well within our existing asbestos reserves to unknown higher amounts (potentially higher than the amount in the final settlement agreement, discussed below).  Accordingly, we believed that we could not estimate a reasonable range of potential loss for the Western MacArthur claim, and therefore could make no disclosure of such a range.  However, at the time we filed such report on Form 10-Q, we believed, based on various adverse developments during the course of the first phase of the trial through May 15, that although the ultimate outcome of the Western MacArthur case was not determinable at that time, it was possible that its resolution could be material to our results of operations, and we made disclosure of this fact in such report.  We did not disclose a range of possible outcomes, as we were unable to do so at the time of the filing.

Subsequent to May 15, 2002, there were additional adverse developments at the trial.  USF&G’s motions for nonsuit and for reconsideration of prior evidentiary rulings were denied.  In light of continued adverse trial developments, the fact that jury deliberations on the first phase of the trial were expected to commence as soon as the second week of June, and in an effort to put its largest known asbestos exposure behind us, we began negotiating a single lump-sum payment settlement with the plaintiffs.  Negotiations were intense and ultimately the Company achieved a comprehensive agreement on June 3, 2002, before the completion of the first phase of the jury trial.  Importantly, this agreement (which is subject to bankruptcy court approval) not only settled pending claims, it also settled, with possible minor exceptions, all claims that Western MacArthur and its affiliates could possibly have against us and USF&G, including but not limited to the claims made in the pending lawsuit, for a pre-tax liability then estimated at $988 million as described below.  The settlement agreement was filed as an exhibit to our Report on Form 8-K dated July 23, 2002.  That document includes more detailed information about the settlement agreement.

Pursuant to the provisions of the settlement agreement, on November 22, 2002, the MacArthur Companies filed voluntary petitions under Chapter 11 of the Bankruptcy Code to permit the channeling of all current and future asbestos-related claims solely to a trust to be established pursuant to Section 524(g) of the Bankruptcy Code.  Consummation of most elements of the settlement agreement is contingent upon bankruptcy court approval of the settlement agreement as part of a broader plan for the reorganization of the MacArthur Companies (the “Plan”).  Approval of the Plan involves substantial uncertainties that include the need to obtain agreement among existing asbestos plaintiffs, a person to be appointed to represent the interests of unknown, future asbestos plaintiffs, the MacArthur Companies and the USF&G Parties as to the

terms of such Plan.  Accordingly, there can be no assurance that bankruptcy court approval of the Plan will be obtained.

Upon final approval of the Plan, and upon payment by the USF&G Parties of the amounts described below, the MacArthur Companies will release the USF&G Parties from any and all asbestos-related claims for personal injury, and all other claims in excess of $1 million in the aggregate, that may be asserted relating to or arising from directly or indirectly, any alleged coverage provided by any of the USF&G Parties to any of the MacArthur Companies, including any claim for extra contractual relief.

The after-tax impact on our 2002 net income, net of expected reinsurance recoveries and the re-evaluation and application of asbestos and environmental reserves, was approximately $307 million.  This calculation, summarized in the table below, reflected payments of $235 million during the second quarter of 2002, and $740 million on January 16, 2003.  The $740 million (plus interest) payment, together with $60 million of the original $235 million, shall be returned to the USF&G Parties if the Plan is not finally approved.  The settlement agreement also provides for the USF&G Parties to pay $13 million and to advance certain fees and expenses incurred in connection with the settlement, bankruptcy proceedings, finalization of the Plan and efforts to achieve approval of the Plan, subject to a right of reimbursement in certain circumstances of amounts advanced.  That amount was also paid in the second quarter.

As a result of the settlement, pending litigation with the MacArthur Companies has been stayed pending final approval of the Plan.  Whether or not the Plan is approved, $175 million of the $235 million will be paid to the bankruptcy trustee, counsel for the MacArthur Companies, and persons holding judgments against the MacArthur Companies as of June 3, 2002 and their counsel, and the USF&G Parties will be released from claims by such holders to the extent of $110 million paid to such holders.

The $307 million after-tax impact to our net income in 2002 was calculated as follows.

(In millions)	Year ended December 31, 2002

Total cost of settlement	$995
Less:
Utilization of existing IBNR loss reserves	(153)
Net reinsurance recoverables	(370)
Net pretax loss	472
Tax benefit @ 35%	165
Net after-tax loss	$307

When the settlement agreement was initially announced in June 2002, we had estimated that the settlement would result in a net pretax loss of $585 million, which included an estimate of $250 million of reinsurance recoverables.  In the fourth quarter of 2002, as we continued to prepare to bill our reinsurers, we completed an extensive review of the relevant reinsurance contracts and the related underlying claims and other recoverable expenses, and increased our estimate of the net reinsurance recoverable to $370 million.

A rollforward of asbestos reserve activity related to Western MacArthur is as follows.

(In millions)

Net reserve balance related to Western MacArthur at Dec. 31, 2001		$6
Announced cost of settlement:
Utilization of existing asbestos IBNR reserves	$153
Gross incurred impact of settlement during second quarter of 2002	835
Subtotal		988
Less: originally estimated net reinsurance recoverable on unpaid losses		(250)
Adjustments subsequent to announcement:
Change in estimate of loss adjustment expenses	7
Change in estimate of net reinsurance recoverable on unpaid losses	(120)
Subtotal		(113)
Payments, net of $75 million of estimated reinsurance recoverables on paid losses		(189)
Net reserve balance related to Western MacArthur at Dec. 31, 2002		$442

Our gross asbestos reserves at December 31, 2002 included $740 million of reserves related to Western MacArthur ($442 million of net reserves after consideration of $295 million of estimated net reinsurance recoverables and $3 million of bankruptcy fees recoverable from others).  On January 16, 2003, pursuant to the terms of the settlement agreement, we paid the remaining $740 million settlement amount, plus interest, to the bankruptcy trustee in respect of this matter.

4

September 11, 2001 Terrorist Attack

On September 11, 2001, terrorists hijacked four commercial passenger jets in the United States.  Two of the jets were flown into the World Trade Center towers in New York, NY, causing their collapse.  The third jet was flown into the Pentagon building in Washington, DC, causing severe damage, and the fourth jet crashed in rural Pennsylvania.  This terrorist attack caused significant loss of life and property damage and resulted in unprecedented losses for the property-liability insurance industry.

As of December 31, 2001, our estimated gross pretax losses and loss adjustment expenses incurred as a result of the terrorist attack totaled $2.3 billion, with an estimated net pretax operating loss of $941 million. These estimated losses were based on a variety of actuarial techniques, coverage interpretation and claims estimation methodologies, and included an estimate of losses incurred but not reported, as well as estimated costs related to the settlement of claims.  Our estimate of losses was originally based on our belief that property-liability insurance losses from the terrorist attack will total between $30 billion and $35 billion for the insurance industry.  In 2002, our estimate of ultimate losses was supplemented by our ongoing analysis of both paid and reported claims related to the attack.  Our estimate of losses remains subject to significant uncertainties and may change over time as additional information becomes available.

We regularly evaluate the adequacy of our estimated net losses related to the terrorist attack, weighing all factors that may impact the total net losses we will ultimately incur.  Based on the results of those regular evaluations, we reallocated certain estimated losses among our property-liability segments in 2002.  In addition, during 2002, we recorded both an additional loss provision of $20 million and a $33 million reduction in our estimated provision for uncollectible reinsurance related to the attack.

We and other insurers have obtained a summary judgement ruling that the World Trade Center property loss is a single occurrence.  Certain insureds have appealed that ruling, asking the court to determine that the property loss constituted two separate occurrences rather than one.  In addition, through separate litigation, the aviation losses could be deemed four separate events rather than three, for purposes of insurance and reinsurance coverage.  Even if the courts ultimately rule against us regarding the number of occurrences or events, we believe the additional amount of estimated after-tax losses, net of reinsurance, that we would record would not be material to our results of operations.

The original estimated losses in 2001 and the adjustments recorded in 2002 impacted our statements of operations as follows.  The tax expense or benefit was calculated at the statutory rate of 35%.

	Years Ended December 31
(In millions)	2002	2001
Premiums earned	$—	$83
Insurance losses and loss adjustment expenses	13	(1,115)
Operating and administrative expenses	—	91
Income (loss) from continuing operations, before income taxes	13	(941)
Income tax expense (benefit)	5	(329)
Income (loss) from continuing operations	$8	$(612)

The estimated net pretax impacts of the original losses recorded in 2001 and the adjustments recorded in 2002 were distributed among our property-liability business segments as follows.

(In millions)	Original 2001 Losses	2002 Adjustments	Net estimate at Dec. 31, 2002

Specialty Commercial	$52	$8	$60
Commercial Lines	139	(30)	109
Surety & Construction	2	—	2
International & Lloyd’s	95	(22)	73
Health Care	5	—	5
Reinsurance	556	24	580
Other	92	7	99
Total Property-Liability Insurance	$941	$(13)	$928

Through December 31, 2002, we paid a total of $307 million in net losses related to the terrorist attack since it occurred, including $242 million during the year ended December 31, 2002.

The Terrorism Risk Insurance Act of 2002 was signed into law in November 2002.  This temporary legislation remains in effect until December 31, 2005, and requires insurers to offer coverage for certain types of terrorist acts in their commercial property and liability insurance policies, and establishes a federal program to reimburse insurers for a portion of losses so insured.

5

December 2001 Strategic Review

In October 2001, we announced that we were undertaking a thorough review of each of our business operations under the direction of our new chief executive officer.  On completion of that review in December 2001, we announced a series of actions designed to improve our profitability.  The following summarizes the actions taken in 2002 as a result of the strategic review.

•                  We exited, on a global basis, all business underwritten in our Health Care segment through ceasing to write new business and the non-renewal of business upon policy expiration, in accordance with regulatory requirements.  We offered reporting endorsements to our insureds as or to the extent required.

•                  We substantially narrowed the product offerings and geographic presence of our reinsurance operation, and in the fourth quarter of 2002, we completed the transfer of our remaining ongoing reinsurance operations, including substantially all of the reinsurance business under contracts incepting during 2002, to Platinum.  See Note 2 for a discussion of that transaction.

•                  At Lloyd’s, we exited all of our casualty insurance and reinsurance business, in addition to U.S. surplus lines and certain non-marine reinsurance lines.  We continue to underwrite aviation, marine, property and personal insurance - including kidnap and ransom, accident and health, creditor and other personal specialty products.

•                  We also exited those countries where we were not likely to achieve competitive scale, and sold certain of these international operations.  We continue to underwrite business through our offices in Canada, the United Kingdom and Ireland, and we continue to underwrite surety business in Mexico through our subsidiary, Afianzadora Insurgentes.

•                  We reduced corporate overhead expenses, primarily through staff reductions.

In connection with these actions in the fourth quarter of 2001, we wrote off $73 million of goodwill related to businesses to be exited, of which $56 million related to our Health Care segment and $10 million related to our operations at Lloyd’s.  The remaining goodwill written off was related to our operations in Spain and Australia.  In addition, in the fourth quarter of 2001, we recorded $62 million pretax restructuring charge related to the termination of employees and other costs to exit these businesses.  See Note 18 for a discussion of this charge.

None of the exited operations we consider to be in runoff qualify as a “discontinued operation” for accounting purposes.  For the year ended December 2002, our runoff segments collectively accounted for $1.16 billion or 17% of our reported net written premiums, $1.92 billion, or 26% of our reported net earned premiums, and generated underwriting losses of $409 million (an amount that does not include investment income from the assets maintained to support these operations).

6

Acquisitions & Divestitures

Acquisitions

Professional and Financial Risk Practice (“ProFin”) Business – In December 2002, we purchased the right to seek renewal of the financial and professional services business previously underwritten by Royal & SunAlliance (“RSA”), without assuming past liabilities.  This business represents approximately $125 million in expiring premium.  The nominal cost of the acquisition was recorded as an intangible asset (characterized as renewal rights) and will be amortized on an accelerated basis over four years.

London Guarantee - In late March 2002, we completed our acquisition of London Guarantee Insurance Company (“London Guarantee,” now operating under the name “St. Paul Guarantee”), a Canadian specialty property-liability insurance company focused on providing surety products and management liability, bond, and professional indemnity products.  The total cost of the acquisition was approximately $80 million.  The preliminary allocation of this purchase price resulted in $20 million of goodwill and $37 million of other intangible assets.  We recorded $13 million of the goodwill and $26 million of the intangible assets (characterized as present value of future profits) in our Surety & Construction segment, with the remaining $7 million of goodwill and $11 million of the intangible assets in our International and Lloyd’s segment.  The intangible asset is being amortized on an accelerated basis over eight years.  The acquisition was funded through internally generated funds.

St. Paul Guarantee’s assets and liabilities were included in our consolidated balance sheet beginning June 30, 2002, and the results of their operations since the acquisition date were included in our consolidated statements of operations for the twelve months ended December 31, 2002.  St. Paul Guarantee produced net written premiums of $57 million and an underwriting loss of $6 million since the acquisition date.  In the fourth quarter we made a purchase accounting adjustment related to our deferred tax assumptions, which decreased goodwill by $2 million.

Fireman’s Fund Surety Business – In December 2001, we purchased the right to seek to renew surety bond business previously underwritten by Fireman’s Fund Insurance Company (“Fireman’s Fund”), without assuming past liabilities.  We paid Fireman’s Fund $10 million in 2001 for this right, which we recorded as an intangible asset and which we expect to amortize over nine years.  Based on the volume of business renewed during 2002, we expect to make a modest additional payment to Fireman’s Fund in the first quarter of 2003.  This amount was also recorded as an intangible asset in 2002 and will be amortized on an accelerated basis over the remaining life of the intangible asset.

Penco – In January 2001, we acquired the right to seek to renew a book of municipality insurance business from Penco, a program administrator for Willis North America Inc., for total consideration of $3.5 million, without assuming past liabilities.  We recorded that amount as an intangible asset and are amortizing it on an accelerated basis over five years.

MMI - In April 2000, we closed on our acquisition of MMI Companies, Inc. (“MMI”), a Deerfield, IL-based provider of medical services-related insurance products and consulting services. The transaction was accounted for as a purchase, with a total purchase price of approximately $206 million, in addition to the assumption of $165 million in preferred securities and debt. The final purchase price adjustments resulted in an excess of purchase price over net tangible assets acquired of approximately $85 million.

As part of the strategic review discussed in Note 5, we decided to exit the Health Care business, including that obtained through the MMI acquisition.  Accordingly, in December 2001, we wrote off $56 million in goodwill associated with the underwriting operations of MMI.  The remaining unamortized goodwill balance at December 31, 2001 of $8 million, which relates to the consulting business obtained in the purchase, was reclassified to an intangible asset effective January 1, 2002 in conjunction with the implementation of SFAS No. 141, “Business Combinations” (“SFAS No. 141”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), as described in Note 22.  The unamortized balance of this intangible asset at December 31, 2002 was $7 million, which is being amortized on an accelerated basis over the remaining expected life of eighteen years.

Pacific Select - In February 2000, we closed on our acquisition of Pacific Select Insurance Holdings, Inc. and its wholly-owned subsidiary Pacific Select Property Insurance Co. (together, “Pacific Select”), a California insurer that sells earthquake coverage to California homeowners.  The transaction was accounted for as a purchase, at a cost of approximately $37 million, resulting in goodwill of approximately $11 million.

The remaining unamortized goodwill balance at December 31, 2001 of $9 million was reclassified to an intangible asset effective January 1, 2002 in conjunction with the implementation of SFAS Nos. 141 and 142, as described in Note 22.  The unamortized balance of this intangible asset at December 31, 2002 was $8 million, which is being amortized on an accelerated basis over the remaining expected life of eighteen years.

NWQ Investment Management Company, Inc. – In August 2002, Nuveen Investments purchased NWQ Investment Management Company, Inc. (“NWQ”), a Los Angeles-based equity management firm, with approximately $6.9 billion in assets under management.  The cost of the acquisition consisted of $120 million paid at closing and up to an additional $20 million payable over five years.  As of December 31, 2002, Nuveen Investments had $133 million recorded for goodwill and $22 million for the intangible asset, net of accumulated amortization, related to NWQ.  The intangible asset relates to customer relationships and is being amortized over nine years.

Symphony Asset Management – In July 2001, Nuveen Investments purchased Symphony Asset Management, LLC (“Symphony”), an institutional investment manager based in San Francisco, with approximately $4 billion in assets under management.  The 2001 preliminary allocation of the $208 million purchase price resulted in $151 million recorded as goodwill and $53 million recorded as other intangible assets.  In 2002, Nuveen Investments made a purchase accounting adjustment due to a revision in the valuation of Symphony, which resulted in a $9 million decrease in the intangible recorded and a corresponding increase in the goodwill recorded.  As of December 31, 2002, Nuveen Investments had $160 million recorded for goodwill and $41 million for net intangibles related to Symphony.  The majority of the intangible assets related to customer relationships that are being amortized over approximately 20 years.

Divestitures

In 2002, we sold our insurance operations in Spain, Argentina and, in Mexico, all of our operations except our surety business.  Proceeds from these sales totaled $29 million and we recorded a pretax gain of $4 million related to the sales.

7

Earnings Per Common Share

Years ended December 31	2002	2001	2000
(In millions, except per share amounts)

Earnings
Basic
Net income (loss), as reported	$218	$(1,088)	$993
Preferred stock dividends, net of taxes	(9)	(9)	(8)
Premium on preferred shares redeemed	(7)	(8)	(11)
Net income (loss) available to common shareholders	$202	$(1,105)	$974
Diluted
Net income (loss) available to common shareholders	$202	$(1,105)	$974
Dilutive effect of affiliates	(3)	—	—
Effect of dilutive securities:
Convertible preferred stock	7	—	6
Zero coupon convertible notes	3	—	3
Convertible monthly income preferred securities	—	—	5
Net income (loss) available to common shareholders	$209	$(1,105)	$988

Common Shares
Basic
Weighted average common shares outstanding	216	212	217

Diluted
Weighted average common shares outstanding	216	212	217
Weighted average effects of dilutive securities:
Stock options	2	—	3
Convertible preferred stock	6	—	7
Zero coupon convertible notes	2	—	2
Equity unit stock purchase contracts	1	—	—
Convertible monthly income preferred securities	—	—	4
Total	227	212	233

Earnings (Loss) Per Common Share
Basic	$0.94	$(5.22)	$4.50
Diluted	$0.92	$(5.22)	$4.24

The assumed conversion of preferred stock and zero coupon notes are each anti-dilutive to our net loss per share for the year ended December 31, 2001, and therefore not included in the EPS calculation.  The convertible monthly income preferred securities were fully converted or redeemed during 2000.

8

Investments

Valuation of Investments – The following presents the cost, gross unrealized appreciation and depreciation, and estimated fair value of our investments in fixed income securities, equities, venture capital and securities on loan.

December 31, 2002	Cost	Gross Unrealized Appreciation	Gross Unrealized Depreciation	Estimated Fair Value
(In millions)
Fixed income:
U.S. government	$1,054	$73	$(2)	$1,125
State and political subdivisions	4,263	350	(4)	4,609
Foreign governments	1,779	71	(2)	1,848
Corporate securities	6,482	433	(22)	6,893
Asset-backed securities	660	40	(17)	683
Mortgage-backed securities	1,940	90	—	2,030
Total fixed income	16,178	1,057	(47)	17,188
Equities	416	15	(37)	394
Venture capital	577	123	(119)	581
Securities on loan	764	47	(5)	806
Total	$17,935	$1,242	$(208)	$18,969

December 31, 2001	Cost	Gross Unrealized Appreciation	Gross Unrealized Depreciation	Estimated Fair Value
(In millions)
Fixed income:
U.S. government	$1,197	$74	$(1)	$1,270
State and political subdivisions	4,720	231	(3)	4,948
Foreign governments	1,168	44	(11)	1,201
Corporate securities	5,324	212	(43)	5,493
Asset-backed securities	445	12	(10)	447
Mortgage-backed securities	2,493	65	(6)	2,552
Total fixed income	15,347	638	(74)	15,911
Equities	1,415	107	(112)	1,410
Venture capital	766	210	(117)	859
Securities on loan	739	40	(4)	775
Total	$18,267	$995	$(307)	$18,955

Statutory Deposits – At December 31, 2002, our property-liability operation had fixed income investments with an estimated fair value of $973 million on deposit with regulatory authorities as required by law.

Restricted Investments – Our subsidiaries Unionamerica and St. Paul Re-U.K., are required, as accredited U.S. reinsurers, to hold certain investments in trust in the United States.  These trust funds had a fair value of $496 million at December 31, 2002.  Additionally, Unionamerica has funds deposited with third parties to be used as collateral to secure various liabilities on behalf of insureds, cedants and other creditors.  These funds had a fair value of $44 million at December 31, 2002.  We also have $386 million of other investments being used as collateral to secure our obligations under a series of insurance transactions.

Fixed Income by Maturity Date – The following table presents the breakdown of our fixed income securities by years to maturity. Actual maturities may differ from those stated as a result of calls and prepayments.

December 31, 2002	Amortized Cost	Estimated Fair Value
(In millions)
One year or less	$1,130	$1,155
Over one year through five years	4,463	4,777
Over five years through 10 years	3,814	4,105
Over 10 years	4,171	4,438
Asset-backed securities with various maturities	660	683
Mortgage-backed securities with various maturities	1,940	2,030
Total	$16,178	$17,188

9

Investment Transactions

Investment Activity - Following is a summary of our investment purchases, sales and maturities.

Years ended December 31	2002	2001	2000
(In millions)
Purchases
Fixed income	$6,019	$4,959	$2,489
Equities	776	1,737	2,168
Real estate and mortgage loans	3	27	3
Venture capital	192	287	446
Other investments	588	23	48
Total purchases	7,578	7,033	5,154
Proceeds from Sales and Maturities
Fixed income:
Sales	3,215	2,035	1,739
Maturities and redemptions	2,131	2,200	1,406
Equities	1,705	1,732	2,183
Real estate and mortgage loans	76	100	265
Venture capital	64	50	663
Other investments	8	164	34
Total sales and maturities	7,199	6,281	6,290
Net purchases (sales)	$379	$752	$(1,136)

Net Investment Income – Following is a summary of our net investment income.

Years ended December 31	2002	2001	2000
(In millions)
Fixed income	$1,068	$1,069	$1,090
Equities	11	16	16
Real estate and mortgage loans	77	115	91
Venture capital	(2)	(4)	(1)
Securities on loan	1	2	2
Other investments	5	3	4
Short-term investments	33	55	83
Total	1,193	1,256	1,285
Investment expenses	(24)	(39)	(23)
Net investment income	$1,169	$1,217	$1,262

Realized and Unrealized Investment Gains (Losses) – The following summarizes our pretax realized investment gains and losses, and the change in unrealized appreciation or depreciation of investments recorded in common shareholders’ equity and in comprehensive income.

Years ended December 31	2002	2001	2000
(In millions)
Pretax Realized Investment Gains (Losses)
Fixed income:
Gross realized gains	$191	$28	$29
Gross realized losses	(91)	(105)	(58)
Total fixed income	100	(77)	(29)
Equities:
Gross realized gains	116	276	296
Gross realized losses	(184)	(280)	(201)
Total equities	(68)	(4)	95
Real estate and mortgage loans	2	12	4
Venture capital	(200)	(43)	554
Other investments	1	18	8
Total pretax realized investment gains (losses)	$(165)	$(94)	$632

Change in Unrealized Appreciation
Fixed income	$446	$187	$457
Equities	(17)	(347)	(199)
Venture capital	(88)	(314)	(61)
Other	8	(80)	47
Total change in pretax unrealized appreciation on continuing operations	349	(554)	244
Change in deferred taxes	(120)	214	(88)
Total change in unrealized appreciation on continuing operations, net of taxes	229	(340)	156

Change in pretax unrealized appreciation on discontinued operations	—	26	63
Change in deferred taxes	—	(9)	(22)
Total change in unrealized appreciation on discontinued operations, net of taxes	—	17	41

Total change in unrealized appreciation, net of taxes	$229	$(323)	$197

Included in gross realized losses for our fixed income portfolio in 2002 and 2001 were impairment write-downs totaling $74 million and $77 million, respectively.  No such write-downs occurred in 2000.  Gross realized losses in our equity portfolio in 2002 included impairment write-downs of $26 million.  No such write-downs occurred in 2001 or 2000.  In our venture capital portfolio, impairment write-downs totaled $122 million, $88 million and $13 million in 2002, 2001 and 2000, respectively.  See Note 1 for additional information regarding our accounting policy for other-than-temporary investment impairments.

10

Derivative Financial Instruments

Derivative financial instruments include futures, forward, swap and option contracts and other financial instruments with similar characteristics.  We have had limited involvement with these instruments, primarily for purposes of hedging against fluctuations in foreign currency exchange rates and interest rates.  All investments, investment techniques and risk management strategies, including the use of derivative instruments, have some degree of market and credit risk associated with them.  We believe our derivatives’ market risk substantially offsets the market risk associated with fluctuations in interest rates, foreign currency exchange rates and market prices.  We seek to reduce our credit risk exposure by conducting derivative transactions only with reputable, investment-grade counterparties, and by seeking to avoid concentrations of exposure individually or with related parties.

Effective January 1, 2001, we adopted the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS No. 133”).  The statement requires the recognition of all derivatives as either assets or liabilities on the balance sheet, carried at fair value.  In accordance with the statement, derivatives are specifically designated into one of three categories based on their intended use, and the applicable category dictates the accounting for each derivative.  We have held the following derivatives, by category.

Fair Value Hedges – For the years ended December 31, 2002 and 2001, we have several pay-floating, receive-fixed interest rate swaps, with notional amounts totaling $730 million and $230 million, respectively.  They are designated as fair value hedges for a portion of our medium-term and senior notes, which we have entered into for the purpose of managing the effect of interest rate fluctuations on this debt.  The terms of the swaps match those of the debt instruments, and the swaps are therefore considered 100% effective.  The balance sheet impacts for years ended December 31, 2002 and 2001 from movements in interest rates were increases of $42 million and $8 million, respectively, in the fair value of the swaps and the related debt on the balance sheet, with the statement of operations impacts offsetting in both years.

Cash Flow Hedges – We have purchased forward foreign currency contracts that are designated as cash flow hedges.  They are utilized to minimize our exposure to fluctuations in foreign exchange rates from our expected foreign currency payments, and settlement of our foreign currency payables and receivables.  In the year ended December 31, 2002 we recognized a $1 million gain on the cash flow hedges, which is included in Other Comprehensive Income (“OCI”).  The comparable amount for the year ended December 31, 2001 was a $2 million loss.  The amounts included in OCI will be realized into earnings concurrent with the timing of the hedged cash flows, which is not expected to occur within the next twelve months.  For the year ended December 31, 2002, we did not recognize a gain or loss in the statement of operations.  For the year ended December 31, 2001 we recognized a realized loss of less than $1 million in the statement of operations, representing the portion of the forward contracts deemed ineffective.

The accumulated changes in OCI as a result of cash flow hedges for 2002 (net of taxes) are summarized as follows.

Year ended December 31,	2002
(in millions)
Beginning balance	$(2)
Net gains from cash flow hedges	1
Net amounts reclassified in earnings	—
Ending balance	$(1)

Non-Hedge Derivatives - We have other financial instruments that are considered to be derivatives, but which are not designated as hedges.  These include our investment in stock purchase warrants of Platinum, received as partial consideration from the sale of our reinsurance business (see Note 2), and stock warrants in our venture capital business.  For the years ended December 31, 2002 and 2001 we recorded $13 million and $3 million, respectively, of realized gains in continuing operations related to those non-hedge derivatives.  For those same periods we also recorded a loss of $22 million and a gain of $17 million, respectively, of income from discontinued operations relating to non-hedge derivatives associated with the sale of our life insurance business.

Derivative-type Investments Accounted for Under EITF 99-2

We have also offered insurance products that are accounted for as weather derivatives accounted for under EITF 99-2, “Accounting for Weather Derivatives,” which provides for accounting similar to that for SFAS No. 133 derivatives.  The net impact to our statement of operations of these insurance products in 2002 and 2001, was a gain of less than $1 million and a $2 million loss, respectively.  As part of our December 2001 strategic review, we determined that we would no longer issue this type of product.  At December 31, 2002, we had one remaining contract outstanding, with total maximum exposure of less than $1 million.

11

Reserves for Losses and Loss Adjustment Expenses

Reconciliation of Loss Reserves – The following table represents a reconciliation of beginning and ending consolidated property-liability insurance loss and loss adjustment expense (“LAE”) reserves for each of the last three years.

Years ended December 31	2002	2001	2000
(In millions)
Loss and LAE reserves at beginning of year, as reported	$22,101	$18,196	$17,720
Less reinsurance recoverables on unpaid losses at beginning of year	(6,848)	(4,651)	(3,678)
Net loss and LAE reserves at beginning of year	15,253	13,545	14,042
Activity on reserves of discontinued operations:
Losses incurred	7	17	(4)
Losses paid	(67)	(131)	(141)
Net activity	(60)	(114)	(145)
Net reserves of acquired companies	57	—	984
Provision for losses and LAE for claims incurred on continuing operations:
Current year	4,996	6,902	4,178
Prior years	999	577	(265)
Total incurred	5,995	7,479	3,913
Losses and LAE payments for claims incurred on continuing operations:
Current year	(1,033)	(1,125)	(970)
Prior years	(5,359)	(4,443)	(4,138)
Total paid	(6,392)	(5,568)	(5,108)
Unrealized foreign exchange gain	(4)	(89)	(141)
Net loss and LAE reserves at end of year	14,849	15,253	13,545
Plus reinsurance recoverables on unpaid losses at end of year	7,777	6,848	4,651
Loss and LAE reserves at end of year, as reported	$22,626	$22,101	$18,196

During 2002, we recorded a total of $1 billion in provisions for losses and LAE for claims incurred in prior years, including $472 million in our Commercial Lines segment related to the Western MacArthur asbestos settlement agreement, $217 million in our Surety & Construction segment, $168 million in our Other segment and $97 million in our Health Care segment.

Health Care Exposures.  During 2002, we concluded that the impact of settling Health Care claims in a runoff environment was causing abnormal effects on our average paid claims, average outstanding claims, and the amount of average case reserves established for new claims – all of which are traditional statistics used by our actuaries to develop indicated ranges of expected loss.  Considering these changing statistics, we developed varying interpretations of the underlying data, which added more uncertainty to our evaluation of these reserves.  It is our belief that this additional data, when evaluated in light of the impact of our migration to a runoff environment, supports our view that we will realize significant savings on our ultimate Health Care claim costs.

During the fourth quarter of 2002, we established specific tools and metrics to more explicitly monitor and validate our key assumptions supporting our Health Care reserve conclusions, to supplement our traditional statistics and reserving methods.  The tools developed track the three primary metrics which are influencing our expectations, which are: a) newly reported claims, b) reserve development on known claims, and c) the redundancy ratio comparing the cost of resolving claims to the reserve established for individual claim.

While recent results of these indicators support our view that we have recorded a reasonable provision for our Health Care reserves as of December 31, 2002, there is a reasonable possibility that we may incur additional adverse prior-year development if these indicators significantly change from our current expectations, and could result in additional loss provisions of up to $250 million.

During 2001, we recorded significant prior-year loss provisions for our Health Care segment.  In 2001, loss activity continued to increase not only for the years 1995 through 1997, but also 1998, and early activity on claims incurred in 1999 through 2001 indicated an increase in severity for those years.  Those developments led us to a much different view of loss development in this segment, which in turn caused us to record provisions for prior year losses totaling $735 million in 2001.  Excluding this specific increase, the change in the prior-year loss provision was a reduction of $158 million.  At the end of 2001, we announced our intention to exit, on a global basis, all business underwritten in our Health Care segment through ceasing to write new business and the non-renewal of business upon policy expiration, in accordance with regulatory requirements.  In 2000, loss trends in this segment had indicated an increase in the severity of claims incurred in the 1995 through 1997 accident years.  Accordingly, we recorded a $225 million provision for prior-year losses, $77 million of which was recorded by MMI prior to our acquiring it in 2000.

Surety Exposures.  Within our surety operations, we have exposures related to a small number of accounts which are in various stages of bankruptcy proceedings.  In addition, certain other accounts have experienced deterioration in creditworthiness since we issued bonds to them.  Given the current economic climate and its impact on these companies, we may experience an increase in claims and, possibly, incur high severity losses.  Such losses would be recognized in the period in which the claims are filed and determined to be a valid loss under the provisions of the surety bond issued.

With regard to commercial surety bonds issued on behalf of companies operating in the energy trading sector (excluding Enron Corporation), our aggregate pretax exposure net of facultative reinsurance, is with six companies for a total of approximately  $425 million ($356 million of which is from gas supply bonds), an amount which will decline over the contract periods.  The largest individual exposure approximates $192 million (pretax).  These companies all continue to perform their bonded obligations and, therefore, no claims have been filed.

With regard to commercial surety bonds issued on behalf of companies currently in bankruptcy, our largest individual exposure, pretax and before estimated reinsurance recoveries, approximated $120 million as of December 31, 2002.  Although no claims have been filed for this account, it is reasonably possible that a claim will be filed for up to $40 million, the full amount of one bond related to this exposure.  Based on the availability of reinsurance and other factors, we do not believe that such a claim would materially impact our after-tax results of operations.  Our remaining exposure to this account consists of approximately $80 million in bonds securing certain workers’ compensation obligations.  To date, no claims have been asserted against these workers’ compensation bonds and we currently have insufficient information to estimate the amount of any claims that might be asserted in the future.  To the extent that claims are made under these workers’ compensation bonds, we believe that they would likely be asserted for amounts lower than the face amounts, and settled on a present value basis.

In addition to the exposures discussed above with respect to energy trading companies and companies in bankruptcy, our commercial surety business as of December 31, 2002 included eight accounts with gross pretax bond exposures greater than $100 million each, before reinsurance.  The majority of these accounts have investment grade ratings, and all accounts continue to perform their bonded obligations.

Discontinued Operations.  The “activity on reserves of discontinued operations” represents certain activity related to the 1999 sale of our standard personal insurance business.  The reserve balances associated with certain portions of the business sold are included in our total reserves, but the related incurred losses are excluded from continuing operations in our statements of operations for all periods presented, and included in discontinued operations.  See Note 15 for a discussion of reserve guarantees we made related to this sale.

Environmental and Asbestos Reserves – Our underwriting operations continue to receive claims under policies written many years ago alleging injury or damage from environmental pollution or seeking payment for the cost to clean up polluted sites. We have also received asbestos injury claims tendered under general liability policies.

The following table summarizes the environmental and asbestos reserves reflected in our consolidated balance sheet at December 31, 2002 and 2001.  Amounts in the “net” column represent gross amounts reduced by consolidated reinsurance recoverables.  See Note 3 for a discussion of a significant asbestos litigation settlement agreement.

	2002		2001
December 31	Gross	Net	Gross	Net
(In millions)
Environmental	$370	$298	$604	$519
Asbestos	1,245	778	577	387
Total environmental and asbestos reserves	$1,615	$1,076	$1,181	$906

Late in 2001, we hired a new Executive Vice President of Claims, with extensive experience with environmental and asbestos claims handling and environmental and asbestos reserves, who conducted a summary level review of our environmental and asbestos reserves.  As a result of observations made in this review, we undertook more detailed actuarial and claims analyses of environmental reserves.  No adjustment to reserves was made in the fourth quarter of 2001, since management did not have a sufficient basis for making an adjustment until such supplemental analyses were completed, and we believed our environmental and asbestos reserves were adequate as of December 31, 2001.

Our historical methodology (through first quarter 2002) for reviewing the adequacy of environmental and asbestos reserves utilized a survival ratio method, which considers ending reserves in relation to calendar year paid losses.  When the environmental reserve analyses were completed in the second quarter of 2002, we supplemented our survival ratio analysis with the detailed additional analyses referred to above, and concluded that our environmental reserves were redundant by approximately $150 million.  Based on our additional analyses, we released approximately $150 million of environmental reserves in the second quarter of 2002.  Had we continued to rely solely on our survival ratio analysis, we would have recorded no adjustment to our environmental reserves through the six months ended June 30, 2002.

In the second quarter of 2002, we also supplemented our survival ratio analysis of asbestos reserves with a detailed claims analysis.  We determined that, excluding the impact of the Western MacArthur settlement, our asbestos reserves were adequate; however, including that impact, we determined that our asbestos reserves were inadequate.  As a result, gross and net asbestos reserves were increased $150 million.

12

Income Taxes

Income Tax Expense (Benefit) - Income tax expenses or benefits are recorded in various places in our consolidated financial statements. A summary of the amounts and places follows.

Years ended December 31	2002	2001	2000
(In millions)
Statements of Operations
Expense (benefit) on continuing operations	$(73)	$(422)	$431
Expense on cumulative effect of accounting change	6	—	—
Expense on operating loss of discontinued operations	—	—	10
Expense (benefit) on gain or loss on disposal of discontinued operations	(17)	37	(6)
Total income tax expense (benefit) included in consolidated statements of operations	(84)	(385)	435

Common Shareholders’ Equity
Expense (benefit) relating to stock-based compensation and the change in unrealized appreciation on investments and unrealized foreign exchange	117	(218)	86
Total income tax expense (benefit) included in consolidated financial statements	$33	$(603)	$521

Components of Income Tax Expense (Benefit) - The components of income tax expense (benefit) on continuing operations are as follows.

Years ended December 31	2002	2001	2000
(In millions)
Federal current tax expense (benefit)	$7	$(303)	$19
Federal deferred tax expense (benefit)	(141)	(81)	372
Total federal income tax expense (benefit)	(134)	(384)	391
Foreign income tax expense (benefit)	55	(48)	26
State income tax expense	6	10	14
Total income tax expense (benefit) on continuing operations	$(73)	$(422)	$431

Our Tax Rate is Different from the Statutory Rate – Our total income tax expense (benefit) on income (loss) from continuing operations differs from the statutory rate of 35% of income from continuing operations before income taxes as shown in the following table.

Years ended December 31	2002	2001	2000
(In millions)
Federal income tax expense (benefit) at statutory rate	$62	$(501)	$490
Increase (decrease) attributable to:
Nontaxable investment income	(76)	(85)	(95)
Valuation allowance	27	74	—
Foreign operations	(89)	44	18
Goodwill	—	30	4
Employee stock ownership plan	(4)	(4)	(4)
State income taxes, net of federal benefit	4	7	9
Other	3	13	9
Total income tax expense (benefit) on continuing operations	$(73)	$(422)	$431
Effective tax rate on continuing operations	N.M.*	29.5%	30.8%

* Not meaningful.

Major Components of Deferred Income Taxes on Our Balance Sheet - Differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years are called temporary differences.  The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented in the following table.

December 31	2002	2001
(In millions)
Deferred Tax Assets
Loss reserves	$715	$792
Unearned premium reserves	182	193
Alternative minimum tax credit carryforwards	79	124
Net operating loss carryforwards	909	496
Deferred compensation	114	113
Other	514	612
Total gross deferred tax assets	2,513	2,330
Less valuation allowance	(133)	(106)
Net deferred tax assets	2,380	2,224

Deferred Tax Liabilities

Unrealized appreciation of investments	326	218
Deferred acquisition costs	178	218
Real estate	102	132
Prepaid compensation	141	92
Other	366	316
Total gross deferred tax liabilities	1,113	976
Total deferred income taxes	$1,267	$1,248

If we believe that any of our deferred tax assets will not result in future tax benefits, we must establish a valuation allowance for the portion of these assets that we think will not be realized. The net change in the valuation allowance for deferred tax assets was an increase of $27 million in 2002, and an increase of $74 million in 2001, both relating to our foreign operations.  Based predominantly upon a review of our anticipated future earnings, but also including all other available evidence, both positive and negative, we have concluded it is “more likely than not” that our net deferred tax assets will be realized.

Net Operating Loss (“NOL”) and Foreign Tax Credit (“FTC”) Carryforwards - For tax return purposes, as of December 31, 2002, we had NOL carryforwards that expire, if unused, in 2005-2022 and FTC carryforwards that expire, if unused, in 2005-2007. The amount and timing of realizing the benefits of NOL and FTC carryforwards depend on future taxable income and limitations imposed by tax laws. The approximate amounts of those NOLs on a regular tax basis and an alternative minimum tax (“AMT”) basis were $2.6 billion and $1 billion, respectively. The approximate amounts of the FTCs both on a regular tax basis and an AMT basis were $12 million. The benefits of the NOL and FTC carryforwards have been recognized in our consolidated financial statements.

Undistributed Earnings of Subsidiaries - U.S. income taxes have not been provided on $67 million of our foreign operations’ undistributed earnings as of December 31, 2002, as such earnings are intended to be permanently reinvested in those operations.  Furthermore, any taxes paid to foreign governments on these earnings may be used as credits against the U.S. tax on any dividend distributions from such earnings.

We have not provided taxes on approximately $402 million of undistributed earnings related to our majority ownership of Nuveen Investments as of December 31, 2002, because we currently do not expect those earnings to become taxable to us.

IRS Examinations – During 1998 we merged with USF&G Corporation (“USF&G”).  The IRS is currently examining USF&G’s pre-merger consolidated returns for the years 1994 through 1997. The IRS has examined The St. Paul’s pre-merger consolidated returns through 1997 and is currently examining the years 1998 through 2000.  We believe that any additional taxes assessed as a result of these examinations would not materially affect our overall financial position, results of operations or liquidity.

13

Capital Structure

The following summarizes our capital structure, including debt, preferred securities, and equity instruments.

December 31	2002	2001
(In millions)
Debt	$2,713	$2,130
Company-obligated mandatorily redeemable preferred securities of trusts holding solely subordinated debentures of the Company	889	893
Preferred shareholders’ equity	65	58
Common shareholders’ equity	5,681	5,056
Total capital	$9,348	$8,137
Ratio of debt obligations to total capital	29%	26%

Debt

Debt consists of the following.

	2002		2001
December 31	Book Value	Fair Value	Book Value	Fair Value
(In millions)
Medium-term notes	$523	$559	$571	$596
5-3/4% senior notes	499	515	—	—
5-1/4% senior notes	443	461	—	—
Commercial paper	379	379	606	606
7-7/8% senior notes	249	274	249	269
8-1/8% senior notes	249	280	249	275
Zero coupon convertible notes	107	110	103	106
7-1/8% senior notes	80	87	80	84
Nuveen Investments line of credit borrowings	55	55	183	183
Variable rate borrowings	64	64	64	64
Real estate mortgages	—	—	2	2
Total debt obligations	2,648	2,784	2,107	2,185
Fair value of interest rate swap agreements	65	65	23	23
Total debt reported on balance sheet	$2,713	$2,849	$2,130	$2,208

Compliance – We were in compliance with all provisions of our debt covenants as of December 31, 2002 and 2001.

Fair Value of Debt Obligations - The fair values of our commercial paper and a portion of Nuveen Investments’ line of credit borrowings approximated their book values because of their short-term nature.  The fair value of our variable rate borrowings approximated their book values due to the floating interest rates of these instruments.  For our other debt, which has longer terms and fixed interest rates, our fair value estimate was based on current interest rates available on debt securities in the market that have terms similar to ours.

Medium-Term Notes - The medium-term notes bear interest rates ranging from 5.9% to 8.4%, with a weighted average rate of 6.8%. Maturities range from five to 15 years after the issuance dates.  During 2002, medium-term notes having a par value of $49 million matured and payments at maturity were funded with internally generated funds.

5-1/4% Senior Notes – In July 2002, concurrent with the common stock issuance described on page 41 of this report, we issued 8.9 million equity units, each having a stated amount of $50, for gross consideration of $443 million.  Each equity unit initially consists of a forward purchase contract for the company’s common stock (maturing in 2005), and an unsecured $50 senior note of the company (maturing in 2007).  Total annual distributions on the equity units are at the rate of 9.00%, consisting of interest on the note at a rate of 5.25% and fee payments under the forward contract of 3.75%.  The forward contract requires the investor to purchase, for $50, a variable number of shares of our common stock on the settlement date of August 16, 2005.  The $46 million present value of the forward contract fee payments was recorded as a reduction to our reported common shareholders’ equity.  The number of shares to be purchased will be determined based on a formula that considers the average trading price of the stock immediately prior to the time of settlement in relation to the $24.20 per share price at the time of the offering.  Had the settlement date been December 31, 2002, we would have issued approximately 15 million common shares based on the average trading price of our common stock immediately prior to that date.  The majority of proceeds from the offering were contributed as capital to our insurance underwriting subsidiaries, with the balance being used for general corporate purposes.

5-3/4% Senior Notes – In March 2002, we issued $500 million of senior notes due in 2007.  Proceeds from the issuance were primarily used to repay a portion of our commercial paper outstanding.

7-7/8% Senior Notes – In April 2000, we issued $250 million of senior notes due April 15, 2005.  Proceeds were used to repay commercial paper debt and for general corporate purposes.

8-1/8% Senior Notes – Also in April 2000, we issued $250 million of senior notes due April 15, 2010. Proceeds were used to repay commercial paper debt and for general corporate purposes.

Nuveen Investments’ Line of Credit Borrowings – In 2000, Nuveen Investments, our asset management subsidiary, entered into a $250 million revolving line of credit that extends through August 2003.  The line is divided into two equal facilities, one of which has a three-year term; the other is renewable in 364 days.  At December 31, 2001, Nuveen Investments had two borrowings under this facility, including $125 million under the three-year facility and $58 million under the 364-day facility.  In July 2002, Nuveen Investments entered into and fully drew down a $250 million revolving line of credit with The St. Paul.  Nuveen Investments used a portion of the proceeds to reduce the amount of debt outstanding on its revolving bank line of credit from $183 million at the end of June 2002 to $55 million at December 31, 2002.  At December 31, 2002, the weighted average interest rate on debt outstanding under its bank line of credit was approximately 2.0%, compared with 3.1% at the end of 2001.

Commercial Paper - We maintain an $800 million commercial paper program with $600 million of back-up liquidity, consisting of bank credit agreements totaling $540 million and $60 million of highly-liquid, high-quality fixed income securities.  Interest rates on commercial paper issued in 2002 ranged from 1.4% to 2.1%; in 2001 the range was 1.1% to 6.7%; and in 2000 the range was 5.5% to 6.7%.

Zero Coupon Convertible Notes - The zero coupon convertible notes mature in 2009, but were redeemable beginning in 1999 for an amount equal to the original issue price plus accreted original issue discount.  In addition, on March 3, 1999 and March 3, 2004, the holders of the zero coupon convertible notes had/have the right to require us to purchase their notes for the price of $640.82 and $800.51, respectively, per $1,000 of principal amount due at maturity. In 1999, we repurchased approximately $34 million face amount of the zero coupon convertible notes, for a total cash consideration of $21 million.

7-1/8% Senior Notes - The 7-1/8% senior notes mature in 2005.

Variable Rate Borrowings – A number of our real estate entities are parties to variable rate loan agreements aggregating $64 million.  The borrowings mature in the year 2030, with principal paydowns starting in the year 2006.  The interest rate is set weekly by a third party, and was 2.05% at December 31, 2002 and 2.7% at December 31, 2001.

Interest Rate Swap Agreements – At December 31, 2002 and 2001, we were party to a number of interest rate swap agreements with a total notional amount of $730 million and $230 million, respectively, related to several of our outstanding debt issues.  The net effect of the swaps was to reduce our interest expense in 2002 and 2001 by  $21 million and $7 million, respectively.  The aggregate fair values of these swap agreements at December 31, 2002 and 2001 were assets of $65 million and $23 million, respectively.  Prior to our adoption of SFAS No. 133, as amended, on January 1, 2001, the fair value of these swap agreements was not recorded on our balance sheet.  Upon adoption, we reflected the fair value of these swap agreements as an increase to other assets and a corresponding increase to debt on our balance sheet, with the statement of operations impacts offsetting.

8-3/8% Senior Notes - In June 2001, our $150 million of 8-3/8% senior notes matured.  The repayment of these notes was funded through a combination of internally generated funds and the issuance of commercial paper.

Interest Expense – Our net interest expense on debt was $112 million in 2002, $110 million in 2001 and $115 million in 2000.

Maturities - The amount of debt obligations, other than commercial paper, that become due in each of the next five years is as follows: 2003, $67 million; 2004, $110 million; 2005, $429 million; 2006, $59 million; and 2007, $1,015 million.

Company-Obligated Mandatorily Redeemable Preferred Securities of Trusts Holding Solely Subordinated Debentures of the Company

In November 2001, St. Paul Capital Trust I issued 23,000,000 trust preferred securities, generating gross proceeds of $575 million.  St. Paul Capital Trust I had been formed for the sole purpose of issuing these securities.  The proceeds were used to buy The St. Paul’s junior subordinated debentures.  The Trust Preferred Securities pay a quarterly distribution at an annual rate of 7.6% of each security’s liquidation amount of $25.  The St. Paul’s debentures have a mandatory redemption date of October 15, 2050, but we can redeem them on or after November 13, 2006.  The proceeds of such redemptions will be used to redeem a like amount of Trust Preferred Securities.

In 1995, we issued, through St. Paul Capital L.L.C. (“SPCLLC”), 4,140,000 company-obligated mandatorily redeemable preferred securities, generating gross proceeds of $207 million. These securities were also known as convertible monthly income preferred securities (“MIPS”). The MIPS paid a monthly distribution at an annual rate of 6% of the liquidation preference of $50 per security.  During 2000, SPCLLC provided notice to the holders of the MIPS that it was exercising its right to cause the conversion rights of the owners of the MIPS to expire. The MIPS were convertible into 1.6950 shares of our common stock (equivalent to a conversion price of $29.50 per share).  Prior to the expiration date, holders of over 99% of the MIPS exercised their conversion rights and, in August 2000, we issued 7,006,954 common shares in connection with the conversion.  The remaining MIPS were redeemed for cash at $50 per security, plus accumulated preferred distributions.

In connection with our purchase of MMI in April 2000, we assumed all obligations under their preferred securities.  In December 1997, MMI issued $125 million of 30-year mandatorily redeemable preferred securities through MMI Capital Trust I, formed for the sole purpose of issuing the securities.  The preferred securities pay a preferred distribution of 7-5/8% semi-annually in arrears, and have a mandatory redemption date of December 15, 2027.

In 1997 and 1996, USF&G issued three series of preferred securities. After consummation of the merger with USF&G in 1998, The St. Paul assumed all obligations relating to these preferred securities. These Series A, Series B and Series C Capital Securities were issued through separate wholly-owned business trusts (“USF&G Capital I,” “USF&G Capital II,” and “USF&G Capital III,” respectively) formed for the sole purpose of issuing the securities.  We have effectively fully and unconditionally guaranteed all obligations of the three business trusts.

In December 1996, USF&G Capital I issued 100,000 shares of 8.5% Series A Capital Securities, generating gross proceeds of $100 million. The proceeds were used to purchase $100 million of USF&G Corporation 8.5% Series A subordinated debentures, which mature on December 15, 2045. The debentures are redeemable under certain circumstances related to tax events at a price of $1,000 per debenture. The proceeds of such redemptions will be used to redeem a like amount of the Series A Capital Securities.

In January 1997, USF&G Capital II issued 100,000 shares of 8.47% Series B Capital Securities, generating gross proceeds of $100 million. The proceeds were used to purchase $100 million of USF&G Corporation 8.47% Series B subordinated debentures, which mature on January 10, 2027. The debentures are redeemable at our option at any time beginning in January 2007 at scheduled redemption prices ranging from $1,042 to $1,000 per debenture. The debentures are also redeemable prior to January 2007 under certain circumstances related to tax and other special events. The proceeds of such redemptions will be used to redeem a like amount of the Series B Capital Securities.

In July 1997, USF&G Capital III issued 100,000 shares of 8.312% Series C Capital Securities, generating gross proceeds of $100 million. The proceeds were used to purchase $100 million of USF&G Corporation 8.312% Series C subordinated debentures, which mature on July 1, 2046. The debentures are redeemable under certain circumstances related to tax events at a price of $1,000 per debenture. The proceeds of such redemptions will be used to redeem a like amount of the Series C Capital Securities.

Under certain circumstances related to tax events, we have the right to shorten the maturity dates of the Series A, Series B and Series C debentures to no earlier than June 24, 2016, July 10, 2016 and April 8, 2012, respectively, in which case the stated maturities of the related Capital Securities will likewise be shortened.

In 2002, we repurchased and retired $4 million of the MMI trust securities.  In 2001, we repurchased and retired $20 million of USF&G Capital I securities.  Purchases in both years were done in open market transactions.

Our total distribution expense related to all of these preferred securities was $70 million in 2002, $33 million in 2001, and $31 million in 2000.

Preferred Shareholders’ Equity

The preferred shareholders’ equity on our balance sheet represents the par value of preferred shares outstanding that we issued to our Stock Ownership Plan (“SOP”) Trust, less the remaining principal balance on the SOP Trust debt. The SOP Trust borrowed funds from a U.S. underwriting subsidiary to finance the purchase of the preferred shares, and we guaranteed the SOP debt.

The SOP Trust may at any time convert any or all of the preferred shares into shares of our common stock at a rate of eight shares of common stock for each preferred share. Our board of directors has reserved a sufficient number of our authorized common shares to satisfy the conversion of all preferred shares issued to the SOP Trust and the redemption of preferred shares to meet employee distribution requirements. Upon the redemption of preferred shares, we will issue shares of our common stock to the trust to fulfill the redemption obligations.

Common Shareholders’ Equity

Common Stock and Reacquired Shares - We are governed by the Minnesota Business Corporation Act. All authorized shares of voting common stock have no par value. Shares of common stock reacquired are considered unissued shares. The number of authorized shares of the company is 480 million.

We reacquired significant numbers of our common shares in 2001 and 2000 for total costs of $589 million and $536 million, respectively. We reduced our capital stock account and retained earnings for the cost of these repurchases.  Share repurchases in 2002 were minimal, primarily

Issuance of Common Shares - In July 2002, we sold 17.8 million of our common shares in a public offering for gross consideration of $431 million, or $24.20 per share.

related to stock incentive plans.

A summary of our common stock activity for the last three years is as follows.

Years ended December 31	2002	2001	2000
Shares outstanding at beginning of year	207,624,375	218,308,016	224,830,894
Shares issued:
Public offering	17,825,000	—	—
Stock incentive plans and other	1,035,326	2,012,533	3,686,827
Conversion of preferred stock	331,513	287,442	661,523
Conversion of MIPS	—	—	7,006,954
Reacquired shares	(17,757)	(12,983,616)	(17,878,182)
Shares outstanding at end of year	226,798,457	207,624,375	218,308,016

Undesignated Shares - Our articles of incorporation allow us to issue five million undesignated shares. The board of directors may designate the type of shares and set the terms thereof. The board designated 1,450,000 shares as Series B Convertible Preferred Stock in connection with the formation of our Stock Ownership Plan.

Dividend Restrictions – We primarily depend on dividends from our subsidiaries to pay dividends to our shareholders, service our debt, and pay expenses.  St. Paul Fire and Marine Insurance Company ("Fire and Marine") is our lead U.S. property-liability underwriting subsidiary and its dividend paying capacity is limited by the laws of Minnesota, its state of domicile. Business and regulatory considerations may impact the amount of dividends actually paid.   Approximately $505 million will be available to us from payment of ordinary dividends by Fire and Marine in 2003. Any dividend payments beyond the $505 million limitation would require prior approval of the Minnesota Commissioner of Commerce. Fire and Marine's ability to receive dividends from its direct and indirect underwriting subsidiaries is subject to restrictions under the laws of their respective states or other jurisdictions of domicile.  We received no cash dividends from our U.S. property-liability underwriting subsidiaries in 2002.  During 2001, we received dividends in the form of cash and securities of $827 million from our U.S. underwriting subsidiaries.

14

Retirement Plans

During 2000, our U.S. employees hired prior to January 1, 2001 were given the choice of remaining subject to our traditional pension formula and traditional postretirement healthcare benefits plan, or switching to a new cash balance pension formula and/or cash balance retiree health formula.  Employees choosing to switch to the cash balance formula(s) were credited with opening balances effective January 1, 2001.  Employees hired after December 31, 2000 are automatically subject to the cash balance formulas.  During 2002, as part of making further changes to our benefit plans, employees hired prior to January 1, 2001 were given another choice between our new traditional pension formula and a new cash balance pension formula.

The traditional pension plan and cash balance pension formulas were amended effective January 1, 2003, which reduced the projected benefit obligation by $84 million at December 31, 2002.  In addition, the postretirement medical plan was amended effective January 1, 2003. As a result, postretirement life insurance coverage was eliminated for active employees, and employees who were not within five years of retirement eligibility were switched to the cash balance retiree health formula from the traditional post-retirement healthcare benefits plan.  These actions reduced the accumulated postretirement benefit obligation by $22 million.

Defined Benefit Pension Plans - We maintain funded defined benefit pension plans for most of our employees.  For those employees who have elected to remain subject to the traditional pension formula, benefits are based on years of service and the employee’s compensation while employed by the company.  Pension benefits generally vest after five years of service.

For those employees covered under the cash balance pension formula, we maintain a cash balance pension account to measure the amount of benefits payable to an employee.  For each plan year an employee is an active participant, the cash balance pension account is increased for pay credits and interest credits.  Pay credits are calculated based on age, vesting service and actual pensionable earnings, and added to the account on the first day of the next plan year.  Interest credits are added at the end of each calendar quarter.

These benefits vest after five years of service.  If an employee is vested under the cash balance formula when their employment with us ends, they are eligible to receive the formula amount in their cash balance pension account.

Our pension plans are noncontributory.  This means that employees do not pay anything into the plans.  Our funding policy is to contribute amounts at least sufficient to meet the minimum funding requirements of the Employee Retirement Income Security Act that can be deducted for federal income tax purposes.  This may result in no contribution being made in a particular year.

Plan assets are invested primarily in equities and fixed income securities, and included 804,035 shares of our common stock with a market value of $27 million and $35 million at December 31, 2002 and 2001, respectively.

We maintain noncontributory, unfunded pension plans to provide certain company employees with pension benefits in excess of limits imposed by federal tax law.

Postretirement Benefits Other Than Pension - We provide certain health care and life insurance benefits for retired employees (and their eligible dependents), who have elected to remain subject to the traditional formula.  We currently anticipate that most covered employees will become eligible for these benefits if they retire while working for us.  The cost of these benefits is shared with the retiree.  The benefits are generally provided through our employee benefits trust, to which periodic contributions are made to cover benefits paid during the year.  We accrue postretirement benefits expense during the period of the employee’s service.

A health care inflation rate of 9.00% was assumed to change to 8.00% in 2003; decrease one percent annually to 5.00% in 2006; and then remain at that level.  A one-percentage-point change in assumed health care cost trend rates would have the following effects.

(In millions)	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost components	$2	$(2)
Effect on postretirement benefit obligation	$23	$(19)

For those employees covered under the cash balance retiree health formula, we maintain a cash balance retiree health account (“health account”) to measure the amount of benefits payable to an employee.  For each plan year an employee is an active participant, the health account is increased for pay credits and interest credits.  Pay credits are calculated based on pensionable earnings up to the social security taxable wage base for the plan year and added to the health account on the first day of the next plan year.  Interest credits are added at the end of each calendar quarter.

These benefits vest after five years of service.  If an employee is vested under the cash balance formula when their employment with us ends, they are eligible to receive the amount in their health account.  Our obligations under this plan are accounted for under, and included in the 2002 results of, the defined benefit pension plan.

All Plans - The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the two-year period ended December 31, 2002, and a statement of the funded status as of December 31, of 2002 and 2001.

	Pension Benefits		Postretirement Benefits
(In millions)	2002	2001	2002	2001
Change in benefit obligation:
Benefit obligation at beginning of year	$1,013	$995	$211	$221
Service cost	39	35	5	4
Interest cost	69	67	18	15
Plan amendment	(84)	3	(22)	—
Actuarial (gain) loss	48	(47)	45	11
Foreign currency exchange rate change	4	—	—	—
Acquisition	—	—	—	—
Benefits paid	(79)	(64)	(16)	(16)
Curtailment loss (gain)	8	24	(9)	(24)
Benefit obligation at end of year	$1,018	$1,013	232	$211

Change in plan assets:
Fair value of plan assets at beginning of year	$1,048	$1,234	$24	$23
Actual return on plan assets	(86)	(126)	3	1
Foreign currency exchange rate change	4	—	—	—
Acquisition	—	—	—	—
Employer contribution	158	4	16	16
Benefits paid	(79)	(64)	(16)	(16)
Fair value of plan assets at end of year	$1,045	$1,048	27	$24

Funded status (at December 31)	$26	$35	$(205)	$(187)
Unrecognized transition asset	—	—	—	—
Unrecognized prior service cost (benefit)	(83)	1	(20)	2
Unrecognized net actuarial loss	468	243	57	16
Prepaid (accrued) benefit cost	$411	$279	$(168)	$(169)

Weighted average assumptions as of December 31:
Discount rate	6.50%	7.00%	6.50%	7.00%
Expected return on plan assets	8.50%	10.00%	6.00%	7.00%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%

The following table provides the components of our net periodic benefit cost for the years 2002, 2001 and 2000.

	Pension Benefits			Postretirement Benefits
(In millions)	2002	2001	2000	2002	2001	2000
Components of net periodic benefit cost:
Service cost	$39	$35	$28	$5	$4	$5
Interest cost	69	67	63	18	15	14
Expected return on plan assets	(104)	(122)	(125)	(2)	(2)	(2)
Amortization of transition asset	—	(1)	(2)	—	—	—
Amortization of prior service cost	—	(3)	(3)	—	—	1
Recognized net actuarial loss (gain)	13	4	(2)	3	—	—
Net periodic pension cost (income)	17	(20)	(41)	24	17	18
Curtailment loss (gain)	9	17	—	(9)	(17)	—
Net periodic benefit cost (income) after curtailment	$26	$(3)	$(41)	15	$—	$18

Stock Ownership Plan

As of January 1, 1998, the Preferred Stock Ownership Plan (“PSOP”) and the Employee Stock Ownership Plan (“ESOP”) were merged into The St. Paul Companies, Inc. Stock Ownership Plan (“SOP”).  The plan allocates preferred shares semiannually to those employees participating in our Savings Plus Plan. Under the SOP, we match 100% of employees’ contributions up to a maximum of 4% of their salary.  We also allocate preferred shares equal to the value of dividends on previously allocated shares. Additionally, this plan now provides an opportunity for an annual allocation to qualified U.S. employees based on company performance.

To finance the preferred stock purchase for future allocation to qualified employees, the SOP (formerly the PSOP) borrowed $150 million at 9.4% from our primary U.S. underwriting subsidiary.  As the principal and interest of the trust’s loan is paid, a pro rata amount of our preferred stock is released for allocation to participating employees.  Each share of preferred stock pays a dividend of $11.72 annually and is currently convertible into eight shares of our common stock.  Preferred stock dividends on all shares held by the trust are used to pay a portion of this SOP obligation.  In addition to dividends paid to the trust, we make additional cash contributions to the SOP as necessary in order to meet the SOP’s debt obligation.

The SOP (formerly the ESOP) borrowed funds to finance the purchase of common stock for future allocation to qualified participating U.S. employees.  The final principal payment on the trust’s loan was made in 1998.  As the principal of the trust loan was paid, a pro rata amount of our common stock was released for allocation to eligible participants. Common stock dividends on shares allocated under the former ESOP are paid directly to participants.

All common shares and the common stock equivalent of all preferred shares held by the SOP are considered outstanding for diluted EPS computations and dividends paid on all shares are charged to retained earnings.

We follow the provisions of Statement of Position 76-3, “Accounting Practices for Certain Employee Stock Ownership Plans,” and related interpretations in accounting for this plan.  We recorded expense of $7.4 million, $0.5 million and $14 million for the years 2002, 2001 and 2000, respectively.

The following table details the shares held in the SOP.

December 31 (Shares)	2002		2001
	Common	Preferred	Common	Preferred
Allocated	4,753,221	524,233	5,144,640	492,252
Committed to be released	—	35,157	—	25,885
Unallocated	—	171,702	—	254,085
Total	4,753,221	731,092	5,144,640	772,222

The SOP allocated 82,383 preferred shares in 2002, 55,578 preferred shares in 2001 and 83,585 preferred shares in 2000.  Unallocated preferred shares had a fair market value of $47 million and $90 million at December 31, 2002 and 2001, respectively.  The remaining unallocated preferred shares at December 31, 2002, will be released for allocation annually through January 31, 2005.

15

Stock Incentive Plans

We have made fixed stock option grants to certain U.S.-based employees, certain employees of our non-U.S. operations, and outside directors. These were considered “fixed “ grants because the measurement date for determining compensation costs was fixed on the date of grant. In the past we have also made variable stock option grants to certain company executives. These were considered “variable” grants because the measurement date was contingent upon future increases in the market price of our common stock.

Since the exercise price of our fixed options equals the market price of our stock on the day the options are granted, there generally is no related compensation expense for financial reporting purposes.  However, during 2002 and 2001, certain executives’ outstanding options became subject to accelerated vesting and an extended life, under the terms of the Senior Executive Severance Policy or employment agreements, and we recorded compensation cost of $4 million and $16 million, respectively.  We have also recorded compensation expense (benefit) associated with our variable options, restricted stock awards and the former USF&G’s Long-Term Incentive Program, of $9 million, $(8) million and $28 million in 2002, 2001 and 2000, respectively.

Fixed Option Grants

U.S.-Based Plans - Our fixed option grants for certain U.S.-based employees and outside directors give these individuals the right to buy our stock at the market price on the day the options were granted. Fixed stock options granted under the stock incentive plan adopted by our shareholders in May 1994 (as subsequently amended) become exercisable no less than one year after the date of grant and may be exercised up to ten years after grant date. Options granted under our option plan in effect prior to May 1994 may be exercised at any time up to 10 years after the grant date. At the end of 2002, approximately 12,100,000 shares remained available for grant under our stock incentive plan.

Non-U.S. Plans - We also have separate stock option plans for certain employees of our non-U.S. operations. The options granted under these plans were priced at the market price of our common stock on the grant date. Generally, they can be exercised from three to 10 years after the grant date. Approximately 260,000 option shares were available at December 31, 2002 for future grants under our non-U.S. plans.

Global Stock Option Plan (“GSOP”) – In the past, we had a separate fixed stock option plan for employees who were not eligible to participate in the U.S. and non-U.S. plans previously described. Options granted to eligible employees under the GSOP were contingent upon the company achieving threshold levels of profitability, and the level of profitability achieved determined the number of options granted. Generally, options granted under this plan can be exercised from three to 10 years after the grant date.  Although options were granted under this plan in 2001 and 2000, the company no longer expects to issue grants under this plan.

The following table summarizes the activity for our fixed option plans for the last three years. All grants were made at the market price on the date of grant.

	Option Shares	Weighted Average Exercise Price
Outstanding Jan. 1, 2000	12,062,972	$30.96
Granted	6,539,436	33.94
Exercised	(3,372,916)	26.42
Canceled	(919,110)	36.41
Outstanding Dec. 31, 2000	14,310,382	33.04
Granted	7,333,445	47.29
Exercised	(1,545,214)	31.22
Canceled	(1,824,580)	38.56
Outstanding Dec. 31, 2001	18,274,033	38.36
Granted	4,410,689	43.49
Exercised	(968,813)	29.12
Canceled	(2,694,906)	41.18
Outstanding Dec. 31, 2002	19,021,003	$39.62

The following tables summarize the status of fixed stock options outstanding and exercisable at December 31, 2002.

	Options Outstanding
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$ 18.43-29.63	3,007,674	4.5	$27.31
30.19-35.00	1,969,279	6.1	31.47
35.25-42.94	3,677,825	7.0	35.99
43.13-44.21	3,797,379	8.3	44.07
44.35-48.04	3,229,673	8.4	45.81
48.39-50.44	3,339,173	7.8	48.47
$ 18.43-50.44	19,021,003	7.2	$39.62

	Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Exercise Price
$ 18.43-29.63	2,474,414	$26.85
30.19-35.00	1,471,887	31.56
35.25-42.94	1,269,119	36.93
43.13-44.21	780,360	43.57
44.35-48.04	779,503	45.48
48.39-50.44	1,114,077	48.49
$ 18.43-50.44	7,889,360	$35.90

The following table summarizes the options exercisable at the end of the last three years and the weighted average fair value of options granted during those years. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2002, 2001 and 2000, respectively: dividend yield of 2.9%, 3.0% and 3.0%; expected volatility of 34.2%, 33.8% and 30.0%; risk-free interest rates of 4.9%, 5.0% and 6.5%; and an expected life of 6.9 years, 6.8 years and 6.5 years.

	2002	2001	2000
Options exercisable at year-end	7,889,360	5,982,799	5,751,780
Weighted average fair value of options ranted during the year	$14.02	$14.94	$10.58

Variable Stock Option Grant

Prior to 2000, we made variable option grants of 2,341,800 shares from our 1994 stock incentive plan to certain of our key executives.  The exercise price of each option was equal to the market price of our stock on the grant date. One-half of the options vested when the market price of our stock reached a 20-consecutive-trading-day average of $50 per share, which occurred in November 2000.  The remaining options were to vest when our stock price reached a 20-consecutive-trading-day average of $55 per share, which did not occur.  Any of these options not exercised prior to December 1, 2001 expired on that date.

The following table summarizes the activity for our variable option grants for the last three years.

	Option Shares	Weighted Average Exercise Price
Outstanding Jan. 1, 2000	1,720,800	$30.20
Exercised	(290,975)	30.41
Canceled	(437,850)	29.59
Outstanding Dec. 31, 2000	991,975	30.15
Exercised	(290,500)	29.74
Canceled	(701,475)	30.32
Outstanding Dec. 31, 2001	—	$—

Restricted Stock and Deferred Stock Awards

Up to 20% of the 33.4 million shares authorized under our 1994 stock incentive plan may be granted as restricted stock awards. The stock for this type of award is restricted because recipients receive the stock only upon completing a specified objective or period of employment, generally one to five years. The shares are considered issued when awarded, but the recipient does not own and cannot sell the shares during the restriction period.  During the restriction period, the recipient receives compensation in an amount equivalent to the dividends paid on such shares. Up to 5,500,000 shares were available for restricted stock awards at December 31, 2002.

In 2002 we implemented the Capital Accumulation Plan.  Under this plan eligible employees may receive up to 25% of their annual bonus in the form of restricted stock of the company.  The company provides a matching contribution of restricted stock at a 10 percent discount from the market price on the date of grant.  The restricted stock is generally subject to a two-year vesting period.  Participation in this program is voluntary unless an employee’s annualized base pay is greater than $100,000, is not retirement-eligible and will not become retirement-eligible within two years of the date the bonus was paid.  Although the “performance year” to be measured is the current year, $8.5 million of expense will be recognized over the two-year vesting period, beginning in 2003.

We also have a Deferred Stock Award Plan for stock awards to non-U.S. employees. Deferred stock awards are the same as restricted stock awards, except that shares granted under the deferred plan are not issued until the vesting conditions specified in the award are fulfilled. Up to 3,000 shares were available for deferred stock awards at December 31, 2002.

Please refer to Note 1 for the Pro Forma information on stock option grants based on the “fair value” method as described in SFAS No. 123.

16

Discontinued Operations

Life Insurance - On September 28, 2001, we completed the sale of our life insurance company, Fidelity and Guaranty Life Insurance Company, and its subsidiary, Thomas Jefferson Life, (together, “F&G Life”) to Old Mutual plc (“Old Mutual”) for $335 million in cash and $300 million in Old Mutual shares.  In accordance with the sale agreement, the sales proceeds were reduced by $11.7 million, on a pretax basis, related to a decrease in market value of certain securities within F&G Life’s investment portfolio between March 31, 2001 and the closing date.

When the sale was announced in April 2001, we expected to realize a modest gain on the sale of F&G Life, when proceeds were combined with F&G Life’s operating results through the disposal date.  However, a decline in the market value of certain of F&G Life’s investments subsequent to April, coupled with a change in the anticipated tax treatment of the sale, resulted in an after-tax loss of $74 million on the sale proceeds.  That loss was combined with F&G Life’s results of operations for a year-to-date after-tax loss of $55 million and was included in the reported loss from discontinued operations for the year ended December 31, 2001.

Pursuant to the sale agreement, we were originally required to hold the 190.4 million Old Mutual shares we received for one year after the closing of the transaction, and the proceeds from the sale of F&G Life were subject to possible adjustment based on the movement of the market price of Old Mutual’s shares at the end of the one-year period.  The amount of possible adjustment was to be determined by a derivative “collar” agreement included in the sale agreement.  In May 2002, Old Mutual granted us a release from the one-year holding requirement in order to facilitate our sale of those shares in a placement made outside the United States, together with a concurrent sale of shares by Old Mutual by means of an overallotment option, which was exercised by the underwriters.  We sold all of the Old Mutual shares we were holding on June 6, 2002 for a total net consideration of $287 million, resulting in a pretax realized loss of $13 million that was recorded as a component of discontinued operations on our statement of operations.  The fair value of the collar agreement was recorded as an asset on our balance sheet and adjusted quarterly.  At the time of the sale of the Old Mutual shares, the collar had a fair value of $12 million, which we agreed to terminate at no value in connection with the sale.  The amount was recorded as a component of discontinued operations on our statement of operations.

In September 2001, we sold American Continental Life Insurance Company, a small life insurance company we had acquired as part of our MMI purchase, to CNA Financial Corporation. We received cash proceeds of $21 million, and recorded a net after-tax loss on the sale of $1 million.

Standard Personal Insurance Business - In June 1999, we made a decision to sell our standard personal insurance business and, on July 12, 1999, reached an agreement to sell this business to Metropolitan Property and Casualty Insurance Company (“Metropolitan”).  On September 30, 1999, we completed the sale of this business to Metropolitan. As a result, the standard personal insurance operations through June 1999 have been accounted for as discontinued operations for all periods presented herein, and the results of operations subsequent to that period have been included in the gain on sale of discontinued operations.

Metropolitan purchased Economy Fire & Casualty Company and its subsidiaries (“Economy”), as well as the rights and interests in those non-Economy policies constituting our remaining standard personal insurance operations. Those rights and interests were transferred to Metropolitan by way of a reinsurance and facility agreement (“Reinsurance Agreement”).

The Reinsurance Agreement relates solely to the non-Economy standard personal insurance policies, and was entered into solely as a means of accommodating Metropolitan through a transition period. The Reinsurance Agreement allows Metropolitan to write non-Economy business on our policy forms while Metropolitan obtains the regulatory license, form and rate approvals necessary to write non-Economy business through their own insurance subsidiaries. Any business written on our policy forms during this transition period is then fully ceded to Metropolitan under the Reinsurance Agreement. We recognized no gain or loss on the inception of the Reinsurance Agreement and will not incur any net revenues or expenses related to the Reinsurance Agreement. All economic risk of post-sale activities related to the Reinsurance Agreement has been transferred to Metropolitan. We anticipate that Metropolitan will pay all claims incurred related to this Reinsurance Agreement. In the event that Metropolitan is unable to honor their obligations to us, we will pay these amounts.

As part of the sale to Metropolitan, we guaranteed the adequacy of Economy’s loss and loss expense reserves. Under that guarantee, we agreed to pay for any deficiencies in those reserves and to share in any redundancies that developed by September 30, 2002. We remain liable for claims on non-Economy policies that result from losses occurring prior to closing.  By agreement, Metropolitan adjusted those claims and shared in redundancies in related reserves that developed.  Any losses incurred by us under these agreements were reflected in discontinued operations in the period during which they were incurred.  At December 31, 2002, our analysis indicated that we owed Metropolitan approximately $13 million related to these agreements.  Subsequent to year-end 2002, we have had additional settlement discussions with Metropolitan regarding final disposition of the agreements, and have tentatively agreed to an amount that is within established reserves.  We anticipate making that payment to Metropolitan in the first quarter of 2003.  We have no other contingent liabilities related to this sale.

Nonstandard Auto Business – In December 1999, we decided to sell our nonstandard auto business marketed under the Victoria Financial and Titan Auto brands.  On January 4, 2000, we announced an agreement to sell this business to The Prudential Insurance Company of America (“Prudential”) for $200 million in cash, subject to certain adjustments based on the balance sheet as of the closing date.  As a result, the nonstandard auto business results of operations were accounted for as discontinued operations for the year ended December 31, 1999.  Included in “Discontinued operations – gain (loss) on disposal, net of tax” in our 1999 statement of operations was an estimated loss on the sale of approximately $83 million, which included the estimated results of operations through the disposal date.  All prior period results of nonstandard auto have been reclassified to discontinued operations.

On May 1, 2000, we closed on the sale of our nonstandard auto business to Prudential, receiving total cash consideration of approximately $175 million (net of a $25 million dividend paid to our property-liability operations prior to closing).

The following table summarizes our discontinued operations, including our life insurance business, our standard personal insurance business, our nonstandard auto business and our insurance brokerage business, Minet (sold in 1997), for the three-year period ended December 31, 2002.

Years ended December 31	2002	2001	2000
(In millions)
Operating income, before income taxes	$—	$19	$53
Income tax benefit	—	—	(10)
Operating income, net of taxes	—	19	43

Gain (loss) on disposal, before income taxes	(42)	(61)	(25)
Income tax expense (benefit)	(17)	37	(5)
Gain (loss) on disposal, net of taxes	(25)	(98)	(20)
Gain (loss) from discontinued operations	$(25)	$(79)	$23

The following table summarizes our total gain (loss) from discontinued operations, for each operation sold, for the three-year period ended December 31, 2002.

Years ended December 31	2002	2001	2000
(In millions)
Life insurance	$(12)	$(55)	$43
Standard personal insurance	(7)	(13)	(11)
Nonstandard auto insurance	(3)	(5)	(9)
Insurance brokerage	(3)	(6)	—
Gain (loss) from discontinued operations	$(25)	$(79)	$23

17

Commitments, Contingencies and Guarantees

Investment Commitments - We have long-term commitments to fund venture capital investments totaling $920 million as of December 31, 2002.  Of that amount, approximately $620 million of commitments are to fund investments in St. Paul Venture Capital VI, LLC (“Fund VI”), one of our venture capital investment subsidiaries.  Additional amounts have been committed to fund new and existing investments in partnerships and certain other venture capital entities.  Our future obligations as of December 31, 2002 are estimated as follows.

Year	Fund VI	New Partnerships	Existing Partnerships	Total
2003	$170	$20	$25	$215
2004	180	60	23	263
2005	180	50	17	247
2006	50	50	10	110
Thereafter	40	40	5	85
Total	$620	$220	$80	$920

Generally, we expect that our obligations to make the capital contributions listed in the table above will be largely funded by distributions we receive from our venture capital investments.  The maximum amount of new capital we are obligated to contribute to satisfy those obligations to Fund VI in any calendar year without receiving any offsetting distributions from our venture capital operation is $250 million and, on a cumulative basis over the life of Fund VI, no more than $325 million.  In addition, we can elect to discontinue funding Fund VI at any time.  If we do so, we must contribute $250 million (not reflected in the table above) to a termination fund and pay certain termination and management fees.  Alternatively, once 70% of the Fund VI capital has been committed, we must elect either to commit a material amount of additional capital to a new venture capital fund or agree to contribute an additional $150 million (not reflected in the table above) to Fund VI.

Letters of Credit - In the normal course of business, we enter into letters of credit as collateral, as required in certain of our operations. As of December 31, 2002, we had entered into letters of credit with an aggregate amount of $1.08 billion.

Lease Commitments - A portion of our business activities is conducted in rented premises. We also enter into leases for equipment, such as office machines and computers. Our total rental expense was $86 million in 2002, $83 million in 2001 and $83 million in 2000.  Certain leases are noncancelable, and we would remain responsible for payment even if we stopped using the space or equipment. On December 31, 2002, the minimum rents for which we would be liable under these types of leases are as follows: $122 million in 2003, $100 million in 2004, $76 million in 2005, $66 million in 2006, $58 million in 2007 and $140 million thereafter.  We are also the lessor under various subleases on our office facilities. The minimum rentals to be received under noncancelable subleases are as follows:  $22 million in 2003, $17 million in

2004, $16 million in 2005, $15 million in 2006, $12 million in 2007 and $25 million thereafter.

Sale of Minet - In May 1997, we completed the sale of our insurance brokerage operation, Minet, to Aon Corporation.  We agreed to indemnify Aon against any future claims for professional liability and other specified events that occurred or existed prior to the sale. We monitor our exposure under these claims on a regular basis.  We believe reserves for reported claims are adequate, but we do not have information on unreported claims to estimate a range of additional liability.  We purchased insurance to cover a portion of our exposure to such claims.

Under the sale agreement, we also committed to pay Aon commissions representing a minimum level of annual reinsurance brokerage business through 2012. We also have commitments under lease agreements through 2015 for vacated space (included in our lease commitment totals above), as well as a commitment to make payments to a former Minet executive.

Acquisitions – Our asset management subsidiary, Nuveen Investments, Inc., may be required to make additional payments of up to $180 million related to their acquisition of Symphony, based on Symphony reaching specified performance and growth targets.

Joint Ventures – Our subsidiary, Fire and Marine, is a party to five separate joint ventures, in each of which Fire and Marine is a 50% owner of various real estate holdings and does not exercise control over the joint ventures, financed by non-recourse mortgage notes. Because we own only 50% of the holdings, we do not consolidate these entities and the joint venture debt does not appear on our balance sheet. Our maximum exposure under each of these joint ventures, in the event of foreclosure of a property, is limited to our carrying value in the joint venture, ranging individually from $8 million to $29 million, and cumulatively totaling $62 million at December 31, 2002.

Legal Matters - In the ordinary course of conducting business, we (and certain of our subsidiaries) have been named as defendants in various lawsuits. Some of these lawsuits attempt to establish liability under insurance contracts issued by our underwriting operations, including liability under environmental protection laws and for injury caused by exposure to asbestos products.  Plaintiffs in these lawsuits are seeking money damages that in some cases are substantial or extra contractual in nature or are seeking to have the court direct the activities of our operations in certain ways.

Although the ultimate outcome of these matters is not presently determinable, it is possible that the resolution of one or more matters may be material to our results of operations; however, we do not believe that the total amounts that we and our subsidiaries will ultimately have to pay in all of these lawsuits will have a material effect on our liquidity or overall financial position.

The following is a summary of certain litigation matters with contingencies:

•                  Asbestos Settlement Agreement - On June 3, 2002, we announced that we and certain of our subsidiaries had entered into an agreement settling all existing and future claims arising from any insuring relationship of United States Fidelity and Guaranty Company, St. Paul Fire and Marine Insurance Company and their affiliates and subsidiaries, including us, with any of MacArthur Company, Western MacArthur Company, and Western Asbestos Company.  There can be no assurance that this agreement will receive bankruptcy court approval.  See discussion in Note 3.

•       Petrobras Oil Rig Construction - In September 2002, the United States District Court for the Southern District of New York entered a judgment in the amount of approximately $370 million to Petrobras, an energy company that is majority-owned by the government of Brazil, in a claim related to the construction of two oil rigs.  One of our subsidiaries provided a portion of the surety coverage for that construction.  As a result, we recorded a pretax loss of $34 million ($22 million after-tax) in 2002 in our Surety & Construction business segment.  The loss recorded was net of reinsurance and previously established case reserves for this exposure, and prior to any possible recoveries related to indemnity.  We are actively pursuing an appeal of this judgment.

•                  Purported Class Action Shareholder Lawsuits - In the fourth quarter of 2002, several purported class action lawsuits were filed against our chief executive officer, our chief financial officer and us.  The lawsuits make various allegations relating to the adequacy of our previous public disclosures and reserves relating to the Western MacArthur asbestos litigation, and seek unspecified damages and other relief.  We view these lawsuits as without merit and intend to contest them vigorously.

•                  Boson v. Union Carbide Corp., et al. - Lawsuits have been filed in Texas against one of our subsidiaries, USF&G, and other insurers and non-insurer corporate defendants asserting liability for failing to warn of the dangers of asbestos.  It is difficult to predict the outcome or financial exposure represented by this type of litigation in light of the broad nature of the relief requested and the novel theories asserted.  We believe, however, that the cases are without merit and we intend to contest them vigorously.

Agency Loans - We have provided guarantees for certain agency loans in order to enhance the business operations and opportunities of several of the insurance agencies with which we do business.  As of December 31, 2002, these loans had an aggregate outstanding balance of approximately $9 million.  We have guaranteed the lending institutions that we will pay up to the entire principal amount outstanding in case of any agency defaults, plus any reasonable costs associated with the default.  There are varying terms on the loans, and the guarantees are in place until the loans are paid in full.

Corporate Securities - Through the issuance of our debt securities, we have guaranteed to indemnify the financial institutions against any loss, liability, claim, damage, or expense, including taxes that may arise out of the administration of the debt arrangement.  There are no contractual monetary limits placed on these guarantees, and they survive until the applicable statutes of limitation expire.

Venture Capital - Our subsidiary, St. Paul Venture Capital VI, LLC has guaranteed third party loans in the aggregate amount of approximately $4 million.  In the event that the borrower would default, St. Paul Venture Capital has guaranteed payment up to the aforementioned limits, plus any costs, fees, and expenses that the lending institution might incur in the administration of the default on the loans.  These guarantees are in place until the loans are paid in full.

Swap Agreements - We are party to a number of interest rate swaps.  Each party to a standard swap agreement agrees to indemnify the other for tax liabilities that may arise out of the swap transactions.  We have no way to value the potential liability or asset that may arise due to these tax issues, and there are no contractual monetary limits placed on these indemnifications.

Platinum Transaction - In connection with the Platinum transaction, we entered into a series of servicing agreements with Platinum relating to the transfer of our 2002 reinsurance business.  Such agreements provide general indemnification obligations on each of the parties with respect to representations, warranties and covenants made under the terms of each of the agreements.  Generally, the indemnification obligations of each party are capped at the aggregate of all fees received by each party.  These indemnifications survive until the applicable statutes of limitation expire.

In addition, we agreed to provide indemnification to Platinum and its subsidiaries, directors and employees for losses incurred due to inaccurate or omitted information in certain sections of the Platinum Registration Statements and Prospectuses used in connection with Platinum's initial public offering of securities, or the Private Placement Memorandum used in connection with Platinum's private offering of securities to Renaissance Reinsurance.  We also agreed to make certain payments to the underwriters of the Platinum public offerings if Platinum fails to satisfy certain indemnification obligations to them in specified circumstances.  Our obligations pursuant to these indemnities have an aggregate limit of $400 million, which amount will be reduced by any payments we make to investors in the public or private offerings.  The obligation to indemnify Platinum and its subsidaries, directors and employees expires on November 1, 2004.

Sales of Business Entities - In the ordinary course of selling business entities to third parties, we have agreed to indemnify purchasers for losses arising out of breaches of representations and warranties with respect to the business entities being sold, covenants and obligations of us and/or our subsidiaries following the closing, and in certain cases obligations arising from undisclosed liabilities, adverse reserve development, premium deficiencies or certain named litigation.  Such indemnification provisions generally survive for periods ranging from 12 months following the applicable closing date to the expiration of the relevant statutes of limitation, or in some cases agreed upon term limitations.  As of December 31, 2002, the aggregate amount of our quantifiable indemnification obligations in effect for sales of business entities was $1.9 billion, with a deductible amount of $62 million.

In addition, we have agreed to provide indemnification to third party purchasers for certain losses associated with sold business entities that are not limited by a contractual monetary amount.  As of December 31, 2002, we had outstanding unlimited indemnification obligations in connection with the sales of certain of our business entities for tax liabilities arising prior to a purchaser’s ownership of an entity, losses arising out of employee matters relating to acts or omissions of such business entity or us prior to the closing, losses resulting out of such sold business entities being deemed part of The St. Paul group prior to their respective sales to third parties for purposes of Internal Revenue Code Section 412 or Title IV of ERISA, and in some cases losses arising from certain litigation and undisclosed liabilities.  These indemnification obligations survive until the applicable statutes of limitation expire, or until the agreed upon contract terms expire.

18

Restructuring and Other Charges

Fourth-Quarter 2001 Strategic Review - In December 2001, we announced the results of a strategic review of all of our operations, which included a decision to exit a number of businesses and countries, as discussed in Note 5.  Related to this strategic review, we recorded a pretax charge of $62 million, including $46 million of employee-related costs, $9 million of occupancy-related costs, $4 million of equipment charges and $3 million of legal costs.  The charge was included in “Operating and administrative expenses” in the 2001 statement of operations; with $42 million included in “Property-liability insurance – other” and $20 million included in “Parent company, other operations and consolidating eliminations” in the table titled “Income (Loss) from Continuing Operations Before Income Taxes and Cumulative Effect of Accounting Change” in Note 21.

The employee-related costs represent severance and related benefits such as outplacement services to be paid to, or incurred on behalf of, employees to be terminated by the end of 2002.  We estimated that a total of approximately 1,200 employees would ultimately be terminated under this action, with approximately 800 employees expected to be terminated by the end of 2002.  The remaining 400 employees are not included in the restructuring charge since they will either be terminated after 2002 or are part of one of the operations that may be sold.  Of the total, approximately 650 work in offices outside the U.S. (many of which are closing), approximately 300 work in our Health Care business (which is being exited), and the remaining 250 are spread throughout our domestic operations.  As of December 31, 2002, 713 of the estimated 800 positions had been eliminated.  The remaining 87 positions are primarily due to employees who found alternate positions within the company or external employment before termination.

The occupancy-related cost represents excess space created by the terminations, calculated by determining the anticipated excess space, by location, as a result of the terminations.  The percentage of excess space in relation to the total leased space was then applied to the current lease costs over the remaining lease period.  The amounts payable under the existing leases were not discounted, and sublease income was included in the calculation only for those locations where sublease agreements were in place.  The equipment costs represent the net book value of computer and other equipment that will no longer be used following the termination of employees and closing of offices.  The legal costs represent our estimate of fees to be paid to outside legal counsel to obtain regulatory approval to exit certain states or countries.

The following presents a rollforward of activity related to this accrual.

(In millions) Charges to earnings:	Original Pre-Tax Charge	Reserve at Dec. 31, 2001	Payments	Adjustments	Reserve at Dec. 31, 2002

Employee-related	$46	$46	$(33)	$1	$14
Occupancy-related	9	9	(1)	—	8
Equipment charges	4	N/A	N/A	N/A	N/A
Legal costs	3	3	(1)	(2)	—
Total	$62	$58	$(35)	$(1)	$22

The adjustment of $1 million to the employee related accrual is the net result of $3 million in additional charges applied as we met the criteria for accrual throughout 2002, and an offsetting $2 million decrease due to a fourth quarter 2002 revaluation adjustment.  The $2 million adjustment to legal costs was a result of the same fourth quarter 2002 revaluation adjustment.  This revaluation was the result of a review of actual costs incurred and anticipated costs yet to be paid under the action, and adjusts the remaining restructuring charge to current estimates of reserve need.

Other Restructuring Charges - Since 1997, we have recorded in continuing operations four other restructuring charges related to actions taken to improve our operations.  (Also see Note 16 for a discussion of the charge related to the sale of our standard personal insurance business, which was included in discontinued operations in 1999.)

Related to our April 2000 purchase of MMI (see Note 6), we recorded a charge of $28 million, including $4 million of employee-related costs and $24 million of occupancy-related costs. The employee-related costs represented severance and related benefits such as outplacement counseling to be paid to, or incurred on behalf of, terminated employees. We estimated that approximately 130 employee positions would be eliminated, at all levels throughout MMI, and 119 employees were terminated. The occupancy-related cost represented excess space created by the terminations, calculated by determining the percentage of anticipated excess space, by location, and the current lease costs over the remaining lease period. The amounts payable under the existing leases were not discounted, and sublease income was included in the calculation only for those locations where sublease agreements were in place.

The charge was included in “Operating and administrative expenses” in the 2000 statement of operations and in “Property-liability insurance – other” in the table titled “Income (Loss) from Continuing Operations Before Income Taxes and Cumulative Effect of Accounting Change” in Note 21.

In August 1999, we announced a cost reduction program designed to enhance our efficiency and effectiveness in a highly competitive environment.  In the third quarter of 1999, we recorded a pretax charge of $60 million related to this program, including $25 million in employee-related charges related to the termination of approximately 590 employees, $33 million in occupancy-related charges and $2 million in equipment charges.  The charge was included in “Operating and administrative expenses” in the 1999 statement of operations and in “Property-liability insurance – other” in the table titled “Income (Loss) from Continuing Operations Before Income Taxes and Cumulative Effect of Accounting Change” in Note 21.

Late in the fourth quarter of 1998, we recorded a pretax restructuring charge of $34 million.  The majority of the charge, $26 million, related to the termination of approximately 500 employees, primarily in our commercial insurance operations.  The remaining charge of $8 million related to costs to be incurred to exit lease obligations.

In connection with our merger with USF&G, in the second quarter of 1998 we recorded a pretax charge to net income of $292 million, primarily consisting of severance and other employee-related costs related to the termination of approximately 2,200 positions, facilities exit costs, asset impairments and transaction costs.

All actions have been taken and all obligations have been met regarding these other restructuring charges, with the exception of certain remaining lease commitments.  The lease commitment charges related to excess space created by the cost reduction actions.  The charge was calculated by determining the percentage of anticipated excess space, by location, and the current lease costs over the remaining lease period.  The amounts payable under the existing leases were not discounted, and sublease income was included in the calculation only for those locations where sublease agreements were in place.

During 2002, after review of market conditions, potential buy-outs, rent reviews, normal rent escalations, and sublease activity; we reduced the lease commitment reserve by $4 million.  We expect to be obligated under certain lease commitments for approximately seven years.

The following presents a rollforward of activity related to these commitments.

(In millions)	Pre-tax Charge	Reserve At Dec. 31, 2001	2002 Payments	2002 Adjustments	Reserve At Dec. 31, 2002

Lease commitments previously charged to earnings	$91	$39	$(11)	$(4)	$24

19

Reinsurance

The primary purpose of our ceded reinsurance program, including the aggregate excess-of-loss coverages discussed below, is to protect us from potential losses in excess of what we are prepared to accept. We expect the companies to which we have ceded reinsurance to honor their obligations. In the event these companies are unable to honor their obligations to us, we will pay these amounts. We have established allowances for possible nonpayment of amounts due to us.  At December 31, 2002 and 2001, our provision for uncollectible reinsurance totaled $122 million and $100 million, respectively.

We report balances pertaining to reinsurance transactions “gross” on the balance sheet, meaning that reinsurance recoverables on unpaid losses and ceded unearned premiums are not deducted from insurance reserves but are recorded as assets.

The largest concentration of our total reinsurance recoverables and ceded unearned premiums at December 31, 2002 was with General Reinsurance Corporation (“Gen Re”).  Gen Re (with approximately 19% of our recoverables) is rated “A+ +” by A.M. Best, “Aaa” by Moody’s and “AAA” by Standard & Poor’s for its financial strength.

Approximately 98% of our domestic reinsurance recoverable balances at December 31, 2002 were with reinsurance companies having financial strength ratings of A- or higher by A.M Best or Standard & Poor’s, were from state sponsored facilities or reinsurance pools, or were collateralized reinsurance programs associated with certain of our insurance operations.  We have an internal credit security committee, which uses a comprehensive credit risk review process in selecting our reinsurers.  This process considers such factors as ratings by major ratings agencies, financial condition, parental support, operating practices, and market news and developments.  The credit security committee convenes quarterly to evaluate these factors and take action on our approved list of reinsurers, as necessary.

In 2000 and 2001, we entered into two aggregate excess-of-loss reinsurance treaties.  One of these treaties in each year was corporate-wide, with coverage triggered when our insurance losses and LAE across all lines of business reached a certain level, as prescribed by terms of the treaty (the “corporate program”).  We were not party to such a treaty in 2002.  Additionally, our Reinsurance segment benefited from cessions made under a separate treaty in each year unrelated to the corporate treaty. The combined impact of these treaties (together, the “reinsurance treaties”) is included in the table that follows.

Years ended December 31	2002	2001	2000
(In millions)

Corporate program:
Ceded written premiums	$—	$9	$419
Ceded losses and loss adjustment expenses	—	(25)	709
Ceded earned premiums	—	9	419
Net pretax benefit (detriment)	—	(34)	290

Reinsurance segment treaty:
Ceded written premiums	(1)	119	55
Ceded losses and loss adjustment expenses	(35)	278	122
Ceded earned premiums	(1)	119	55
Net pretax benefit	(34)	159	67

Combined total:
Ceded written premiums	(1)	128	474
Ceded losses and loss adjustment expenses	(35)	253	831
Ceded earned premiums	(1)	128	474
Net pretax benefit	$(34)	$125	$357

Under the 2000 corporate treaties, we ceded losses to the reinsurer when our corporate-wide incurred insurance losses and LAE exceeded accident year attachment loss ratios specified in the contract.  We paid the ceded earned premiums shortly after the coverage under the treaties was invoked.  We will recover the ceded losses and LAE from our reinsurer as we settle the related claims, which may occur over several years.  For the separate Reinsurance segment treaties, for all three years, we remit the premiums ceded (plus accrued interest) to our counter-party when the related losses and LAE are settled.

During 2002 and 2001, we did not cede losses to the corporate treaty.  The $9 million written and earned premiums ceded in 2001 represented the initial premium paid to our reinsurer.  Our primary purpose in entering into the corporate reinsurance treaty was to reduce the volatility in our reported earnings over time.  Because of the magnitude of losses associated with the September 11 terrorist attack, that purpose could not be fulfilled had the treaty been invoked to its full capacity in 2001.  In addition, our actuarial analysis concluded that there would be little, if any, economic value to us in ceding any losses under the treaty.  As a result, in early 2002, we mutually agreed with our reinsurer to commute the 2001 corporate treaty for consideration to the reinsurer equaling the $9 million initial premium paid.

The $35 million of negative losses and loss adjustment expenses ceded in 2002 related to the reinsurance segment treaty primarily resulted from a commutation of a portion of that treaty.  The $25 million change in our estimate of ceded losses and LAE in 2001 in the table above represented an adjustment for losses ceded under our 2000 corporate treaty.  Deterioration in our 2000 accident year loss experience in 2001 caused our expectations of the payout patterns of our reinsurer to change and resulted in our conclusion that losses originally ceded in 2000 would exceed an economic limit prescribed in the 2000 treaty.

The effect of assumed and ceded reinsurance on premiums written, premiums earned and insurance losses and loss adjustment expenses is as follows (including the impact of the reinsurance treaties).

Years ended December 31	2002	2001	2000
(In millions)
Premiums Written
Direct	$7,585	$7,135	$6,219
Assumed	1,973	2,700	2,064
Ceded	(2,512)	(2,072)	(2,399)
Net premiums written	$7,046	$7,763	$5,884

Premiums Earned
Direct	$7,569	$6,656	$5,819
Assumed	2,163	2,685	2,019
Ceded	(2,342)	(2,045)	(2,246)
Net premiums earned	$7,390	$7,296	$5,592

Insurance Losses and Loss Adjustment Expenses
Direct	6,955	$6,876	$4,068
Assumed	1,354	3,952	1,798
Ceded	(2,314)	(3,349)	(1,953)
Net insurance losses and loss adjustment expenses	$5,995	$7,479	$3,913

20

Statutory Accounting Practices

Our underwriting operations are required to file consolidated financial statements with state and foreign regulatory authorities. The accounting principles used to prepare these statutory financial statements follow prescribed or permitted accounting principles, which differ from GAAP. Prescribed statutory accounting practices include state laws, regulations and general administrative rules issued by the state of domicile as well as a variety of publications and manuals of the National Association of Insurance Commissioners (“NAIC”).  Permitted statutory accounting practices encompass all accounting practices not so prescribed, but allowed by the state of domicile.  Beginning in 2001, Fire and Marine was granted a permitted practice regarding the valuation of certain investments in affiliated limited liability companies, allowing it to value these investments at their audited GAAP equity.  Since these investments were not required to be valued on a statutory basis, Fire and Marine is not able to determine the impact on statutory surplus.

On a statutory accounting basis, as filed in our regulatory Annual Statements, our property-liability underwriting operations reported net income of $240 million in 2002, a net loss of $547 million in 2001 and net income of $1.2 billion in 2000.  Statutory surplus (shareholder’s equity) of our property-liability underwriting operations was $5.5 billion and $4.8 billion as of December 31, 2002 and 2001, respectively.

The NAIC published revised statutory accounting practices in connection with its codification project, which became effective January 1, 2001.  The cumulative effect to our property-liability insurance operations of the adoption of these practices was to increase statutory surplus by $126 million, primarily related to the treatment of deferred taxes.

21

Segment Information

In the fourth quarter of 2002, we revised our property-liability business segment reporting structure to reflect the manner in which those businesses are currently managed, particularly in recognition of certain operations being separately managed as runoff operations.  As of December 31, 2002, our property-liability underwriting operations consist of four segments constituting our ongoing operations, and three segments comprising our runoff operations.  We retained the concept of a “specialty commercial” business center, which is an operation possessing dedicated underwriting, claims and risk control services requiring specialized expertise and focusing exclusively on the customers it serves.  Eleven of those business centers comprise our Specialty Commercial reportable segment.  None of those business centers alone met the quantitative threshold to qualify as a separate reportable segment; therefore they were combined based on the applicable aggregation criteria.  All data for 2001 and 2000 included in this report were restated to be consistent with the new reporting structure in 2002.  The following is a summary of changes made to our segments at the end of 2002.

•                  In our Specialty Commercial segment, all international specialty business that had either been included in respective business centers, or had been included in the separate International Specialty business center, was reclassified to the newly formed International & Lloyd’s segment (for ongoing operations) or our Other segment (for international operations considered to be in runoff).

•                  All international Health Care business, previously included in the Health Care segment, was reclassified to the newly formed Other segment.

•                  The International & Lloyd’s segment was formed, comprised of our ongoing operations at Lloyd’s, ongoing specialty commercial business underwritten outside the United States (currently consisting of operations in the United Kingdom, Canada and the Republic of Ireland), and Global Accounts.  All operations in this segment are under common management.

•                  The new runoff segment Other was formed, comprised of the results of all of our international and Lloyd’s business considered to be in runoff (including our involvement in insuring the Lloyd’s Central Fund), as well as those of Unionamerica, the U.K.-based underwriting entity acquired in the MMI transaction.

•                  Our Catastrophe Risk business center, previously included in the Specialty Commercial segment in its entirety, was split into two, with Personal Catastrophe Risk remaining in the Specialty Commercial segment and Commercial Catastrophe Risk moving to the Commercial Lines segment as part of the Property Solutions business center.

In addition to our property-liability business segment, we also have a property-liability investment operation segment, as well as an asset management segment, consisting of our majority ownership in Nuveen Investments.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on underwriting results for our property-liability insurance segments, investment income and realized gains for our investment operations, and on pretax operating results for the asset management segment. Property-liability underwriting assets are reviewed in total by management for purposes of decision-making. We do not allocate assets to these specific underwriting segments. Assets are specifically identified for our asset management segment.

Geographic Areas - The following summary presents financial data of our continuing operations based on their location.

Years ended December 31	2002	2001	2000
(In millions)
Revenues
U.S.	$7,163	$7,137	$6,766
Non-U.S.	1,755	1,782	1,180
Total revenues	$8,918	$8,919	$7,946

Segment Information – After the revisions to our segment structure described above, our reportable segments in our property-liability operations consisted of the following:

The Specialty Commercial segment includes business centers that possess dedicated underwriting, claims and risk control services that require specialized expertise and focus exclusively on the customers served by those respective business center.  This segment includes Financial & Professional Services, Technology, Public Sector Services, Umbrella / Excess & Surplus Lines, Ocean Marine, Discover Re, National Programs, Oil & Gas, Transportation, and Personal Catastrophe Risk.

The Commercial Lines segment focuses on commercial clientele, and although we target certain commercial customer groups and industries, we do not have underwriting, claim or risk service personnel with specialized expertise dedicated exclusively to these groups or industries.  Accordingly, the business centers within Commercial Lines are not considered “specialty” businesses.  This reporting segment includes Small Commercial, Middle Market Commercial and Property Solutions, which have common underwriting, claim and risk control functions.  Commercial Lines also includes our participation in voluntary and involuntary pools, referred to as “Pools and Other.”

Although considered specialty businesses as well, our Surety & Construction operations are under common leadership, which, in addition to their shared customer base, provides the basis for their continued combination into one segment.

Our International & Lloyd’s segment consists of the following components: our ongoing operations at Lloyd’s, and our ongoing specialty commercial operations outside of the United States, including our Global Accounts business center (collectively referred to as “international specialties").  Similar to our Specialty Commercial segment, this segment includes operations that possess dedicated underwriting, claims and risk control services that require specialized expertise and focus exclusively on the customers served by respective operations.  This operation is under common executive management and its business is generally conducted outside the United States.

Health Care (with the exception of international Health Care) and Reinsurance continue to be reported as separate segments as they have been in the past.  Our Reinsurance segment includes all reinsurance business written by our reinsurance operation, out of New York and London.  (In the fourth quarter of 2002, we transferred our remaining ongoing reinsurance operations to Platinum Underwriters Holdings, Ltd., as discussed in more detail in Note 2 to the consolidated financial statements.

Our Other segment includes the results of our runoff operations at Lloyd’s; Unionamerica, the London-based underwriting unit acquired as part of our purchase of MMI in 2000; and all other international runoff lines of business we decided to exit at the end of 2001, consisting of Health Care business in the United Kingdom, Canada and Ireland, as well as our underwriting operations in Germany, France, the Netherlands, Argentina, Mexico (excluding surety business), Spain, Australia, New Zealand, Botswana and South Africa.  (In late 2002, we sold our operations in Argentina, Mexico and Spain).  These are international operations through which we are no longer writing new business, and whose performance assessment and resource allocation decisions are being made based on the dedicated financial information reported for this reporting segment where the sole focus is claims processing.

In 2001, we sold our life insurance operations and in 2000, we sold our nonstandard auto business.  These operations have been accounted for as discontinued operations for all periods presented and are not included in our segment data.

The summary below presents revenues and pretax income from continuing operations for our reportable segments.  The revenues of our asset management segment include investment income and realized investment gains. The table also presents identifiable assets for our property-liability underwriting operation in total, and our asset management segment.

Years ended December 31	2002	2001	2000
(In millions)
Revenues from Continuing Operations
Underwriting:
Specialty Commercial	$1,856	$1,410	$1,095
Commercial Lines	1,760	1,504	1,387
Surety & Construction	1,141	926	782
International & Lloyd's	716	590	255
Total ongoing insurance operations	5,473	4,430	3,519
Health Care	474	693	573
Reinsurance	1,071	1,593	1,121
Other	372	580	379
Total run-off insurance operations	1,917	2,866	2,073
Total underwriting	7,390	7,296	5,592
Investment operations:
Net investment income	1,161	1,199	1,247
Realized investment gains (losses)	(162)	(126)	624
Total investment operations	999	1,073	1,871
Other	116	119	81
Total property-liability insurance	8,505	8,488	7,544
Asset management	397	378	376
Total reportable segments	8,902	8,866	7,920
Parent company, other operations and consolidating eliminations	16	53	26
Total revenues from continuing operations	$8,918	$8,919	$7,946

Income (Loss) from Continuing Operations Before Income Taxes and Cumulative Effect of Accounting Change
Underwriting:
Specialty Commercial	$193	$(14)	$64
Commercial Lines	(331)	(16)	84
Surety & Construction	(222)	(39)	64
International & Lloyd's	60	(239)	(8)
Total ongoing insurance operations	(300)	(308)	204
Health Care	(166)	(935)	(220)
Reinsurance	(22)	(726)	(115)
Other	(221)	(325)	(178)
Total run-off insurance operations	(409)	(1,986)	(513)
Total underwriting	(709)	(2,294)	(309)
Investment operations:
Net investment income	1,161	1,199	1,247
Realized investment gains (losses)	(162)	(126)	624
Total investment operations	999	1,073	1,871
Other	(46)	(179)	(95)
Total property-liability insurance	244	(1,400)	1,467
Asset management	162	142	135
Total reportable segments	406	(1,258)	1,602
Parent company, other operations and consolidating eliminations	(230)	(173)	(201)
Total income (loss) from continuing operations before income taxes and cumulative effect of accounting change	$176	$(1,431)	$1,401

December 31	2002	2001
(In millions)
Identifiable Assets
Property-liability insurance	$38,333	$36,490
Asset management	1,081	855
Total reportable segments	39,414	37,345
Parent company, other operations, consolidating eliminations and discontinued operations	506	976
Total assets	$39,920	$38,321

Note 16, “Restructuring and Other Charges,” describes charges we recorded during 2001 and 2000 and where they are included in the foregoing tables.

22

Adoption of Accounting Policies

In the first quarter of 2002, we began implementing the provisions of SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets,” which establish financial accounting and reporting for acquired goodwill and other intangible assets.  The statement changes prior accounting practice in the way intangible assets with indefinite useful lives, including goodwill, are tested for impairment on an annual basis.  Generally, it also requires that those assets meeting the criteria for classification as intangible assets with estimable useful lives be amortized to expense over those lives, while intangible assets with indefinite useful lives and goodwill are not to be amortized.  As a result of implementing the provisions of this statement, we did not record any goodwill amortization expense in 2002.  For the year of 2001, goodwill amortization expense totaled $114 million.  Amortization expense associated with intangible assets totaled $18 million for 2002, compared with $2 million in the same 2001 period.

During the second quarter of 2002, we completed the evaluation of our recorded goodwill for impairment in accordance with provisions of SFAS No. 142, which required a two-step approach for determining impairment of goodwill.  The first step was to test for potential impairment by comparing the fair value of our respective reporting units to the carrying value of each unit.  The second step would have measured the impairment loss by using the unit’s implied fair value as compared to its carrying amount.  As no impairment was indicated in the first step, the second step was not necessary.  This evaluation concluded that none of our goodwill was impaired.  In connection with our reclassification of certain assets previously accounted for as goodwill to other intangible assets in 2002, we established a deferred tax liability of $6 million in the second quarter of 2002.  That provision was classified as a cumulative effect of accounting change effective as of January 1, 2002.

Related to our adoption of SFAS Nos. 141 and 142, we also reviewed the amortization method and useful lives of existing intangible assets, and adjusted as appropriate.  Generally, amortization was accelerated and useful lives shortened.

The following presents a summary of our acquired intangible assets.

(In millions)	December 31, 2002
Amortizable intangible assets:	Gross Carrying Amount	Accumulated Amortization	Net Amount
Customer relationships	$67	$4	$63
Present value of future profits	69	16	53
Renewal rights	27	5	22
Internal use software	2	1	1
Total	$165	$26	$139

At December 31, 2002, our estimated intangible asset amortization expense for the next five years was as follows.

(In millions)

2003	$20
2004	17
2005	15
2006	13
2007	11
Thereafter	63
Total	$139

The changes in the carrying value of goodwill from December 31, 2001 to December 31, 2002 sheet were as follows.

(In millions)	Balance at Dec. 31, 2001	Goodwill acquired	Impairment losses	Balance at Dec. 31, 2002
Goodwill by Segment
Specialty Commercial	$36	$—	$—	$36
Commercial Lines	33	—	—	33
Surety & Construction	14	12	—	26
International & Lloyd’s	7	11	—	18
Asset Management	519	233	—	752
Property-Liability Investment Operations	—	9	—	9
Total	$609	$265	$—	$874

The increase in goodwill in our Asset Management segment resulted from Nuveen Investments’ purchase of shares from minority shareholders, its acquisition of NWQ Investment Management, and from final valuation of previously acquired goodwill.  See Note 6 for a discussion of the increase to the Specialty Commercial and Surety & Construction segments.  The increase in goodwill in our International & Lloyd’s segment related to an increase in syndicate capacity at Lloyd’s.  The $9 million of goodwill acquired in Property Liability Investment Operations was a result of the Platinum transaction, and represents the excess value of the shares received over our share of Platinum’s equity.  See Note 2 for further discussion regarding the Platinum transaction.

The following presents the pro forma impact of ceasing amortization of goodwill.

Years ended December 31
(In millions, except per share data)	2002	2001
Reported net income (loss)	$218	$(1,088)
Add back goodwill amortization	—	114
Adjusted net income (loss)	$218	$(974)

Basic earnings per share:
Reported net income (loss)	$0.94	$(5.22)
Goodwill amortization	—	0.54
Adjusted net income (loss)	$0.94	$(4.68)

Diluted earnings per share:
Reported net income (loss)	$0.92	$(5.22)
Goodwill amortization	—	0.54
Adjusted net income (loss)	$0.92	$(4.68)

Additionally, during 2002, we implemented the provisions of SFAS No. 144, “Accounting for Impairment of Long-Lived Assets”.  As a result of such implementation, we monitor the recoverability of the value of our long-lived assets to be held and used based on our estimate of the future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition considering any events or changes in circumstances which indicate that the carrying value of an asset may not be recoverable.  We monitor the value of our long-lived assets to be disposed of and report them at the lower of carrying value or fair value less our estimated cost to sell.  We had no impairment adjustments related to our long-lived assets in 2002.

23

Other Comprehensive Income

Other comprehensive income is defined as any change in our equity from transactions and other events originating from non-owner sources. In our case, those changes are comprised of our reported net income, changes in unrealized appreciation and changes in unrealized foreign currency translation adjustments. The following summaries present the components of our other comprehensive income, other than net income, for the last three years.

	Income Tax
Year ended December 31, 2002	Pretax	Effect	After-tax
(In millions)
Unrealized appreciation on investments arising during period	$181	$61	$120
Less: reclassification adjustment for realized losses included in net loss	(168)	(59)	(109)
Net change in unrealized appreciation on investments	349	120	229
Net change in unrealized loss on foreign currency translation	9	1	8
Net change in unrealized loss on derivatives	1	—	1
Total other comprehensive income	$359	$121	$238

	Income Tax
Year ended December 31, 2001	Pretax	Effect	After-tax
(In millions)
Unrealized depreciation on investments arising during period	$(652)	$(248)	$(404)
Less: reclassification adjustment for realized losses included in net income	(124)	(43)	(81)
Net change in unrealized depreciation on investments	(528)	(205)	(323)
Net change in unrealized loss on foreign currency translation	(12)	(4)	(8)
Net change in unrealized loss on derivatives	(2)	—	(2)
Total other comprehensive loss	$(542)	$(209)	$(333)

	Income Tax
Year ended December 31, 2000	Pretax	Effect	After-tax
(In millions)
Unrealized appreciation on investments arising during period	$902	$318	$584
Less: reclassification adjustment for realized gains included in net income	595	208	387
Net change in unrealized appreciation on investments	307	110	197
Net change in unrealized loss on foreign currency translation	(41)	1	(42)
Total other comprehensive income	$266	$111	$155

24

Quarterly Results of Operations (Unaudited)

The following is an unaudited summary of our quarterly results for the last two years.

2002	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(In millions, except per share data)

Revenues	$2,311	$2,308	$2,288	$2,011

Income (loss) from continuing operations	$148	$(218)	$69	$250
Cumulative effect of accounting change, net of taxes	(6)	—	—	—
Discontinued operations	(9)	(5)	(5)	(6)
Net income (loss)	$133	$(223)	$64	$244
Earnings per common share:
Basic:
Income (loss) from continuing operations	$0.69	$(1.07)	$0.29	$1.09
Cumulative effect of accounting change, net of taxes	(0.03)	—	—	—
Discontinued operations	(0.04)	(0.02)	(0.02)	(0.03)
Net income	$0.62	$(1.09)	$0.27	$1.06

Diluted:
Income (loss) from continuing operations	$0.67	$(1.07)	$0.29	$1.05
Cumulative effect of accounting change, net of taxes	(0.03)	—	—	—
Discontinued operations	(0.04)	(0.02)	(0.02)	(0.03)
Net income (loss)	$0.60	$(1.09)	$0.27	$1.02

2001	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(In millions, except per share data)

Revenues	$2,156	$2,157	$2,225	$2,381

Income (loss) from continuing operations	$209	$96	$(595)	$(719)
Discontinued operations	(7)	8	(64)	(16)
Net income (loss)	$202	$104	$(659)	$(735)
Earnings per common share:
Basic:
Income (loss) from continuing operations	$0.95	$0.43	$(2.86)	$(3.49)
Discontinued operations	(0.04)	0.04	(0.30)	(0.08)
Net income (loss)	$0.91	$0.47	$(3.16)	$(3.57)

Diluted:
Income (loss) from continuing operations	$0.90	$0.41	$(2.86)	$(3.49)
Discontinued operations	(0.03)	0.04	(0.30)	(0.08)
Net income (loss)	$0.87	$0.45	$(3.16)	$(3.57)

Included in fourth quarter 2002 net income were $56 million of net after-tax realized gains, comprised of an after-tax gain of $132 million related to the divestiture of certain of the company’s international operations, an after-tax loss of $54 million related to the transfer of our ongoing reinsurance business to Platinum Underwriters Holdings, Ltd., and after-tax net realized investment losses of $22 million.  Fourth quarter 2002 pretax underwriting losses of $12 million were comprised of profits of $59 million from ongoing business segments and losses of $71 million from segments that are being exited.  Ongoing underwriting results included $175 million of reserve strengthening in the Surety & Construction segment, and a benefit of $115 million due primarily to our change in the estimated amount of reinsurance recoverable related to the Western MacArthur settlement.

25

Impact of Accounting Pronouncements to be Adopted in the Future

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which requires consolidation of all variable interest entities (“VIE”) by the primary beneficiary, as these terms are defined in FIN 46, effective immediately for VIEs created after January 31, 2003.  The consolidation requirements apply to VIEs existing on January 31, 2003 for reporting periods beginning after June 15, 2003.  In addition, it requires expanded disclosure for all VIEs.  We do not expect the adoption of FIN 46 to have a material impact on our consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  This statement requires additional disclosures in the event of a voluntary change. It also no longer permits the use of the original prospective method of transition for changes to the fair value based method for fiscal years beginning after December 15, 2003.  We currently account for stock-based compensation under APB Opinion No. 25, “Accounting for Stock Issued to Employees”, using the intrinsic value method, and have not made a determination regarding any change to the fair value method.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), which expands the disclosures to be made by a guarantor in the consolidated financial statements and generally requires recognition of a liability for the fair value of a guarantee at its inception.  The disclosure requirements of this interpretation are effective for the company for fiscal periods ending after December 15, 2002, and, accordingly, have been included in Note 17.  The measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002.  This interpretation does not apply to guarantees issued by insurance companies accounted for under insurance-specific accounting literature.  We do not expect the adoption of the measurement provisions of FIN 45 to have a material impact on our consolidated financial statements.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than the current practice of recognizing those costs at the date of a commitment to exit or a disposal plan.  The provisions of SFAS No. 146 are to be applied prospectively to exit or disposal activities initiated after December 31, 2002.  The adoption of SFAS No. 146 will result in changes to the timing only of recognition of such costs.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”  The primary impact of SFAS No. 145 was to rescind the requirement to report the gain or loss from the extinguishment of debt as an extraordinary item on the statement of income.  The provisions of this Statement are generally effective for fiscal years beginning after May 15, 2002.  We do not expect the adoption of SFAS No. 145 to have a material impact on our consolidated financial statements.

26

Variable Interest Entities

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which requires consolidation of all variable interest entities (“VIE”) by the primary beneficiary, as these terms are defined in FIN 46, effective immediately for VIEs created after January 31, 2003.  The consolidation requirements apply to VIEs existing on January 31, 2003 for reporting periods beginning after June 15, 2003.  In addition, it requires expanded disclosure for all VIEs.

The following represents VIEs, which may be subject to the consolidation or disclosure provisions of FIN 46 once this interpretation becomes effective:

Municipal Trusts:  We have purchased interests in certain unconsolidated trusts holding highly rated municipal securities that were formed for the purpose of enabling the company to more flexibly generate investment income in a manner consistent with our investment objectives and tax position.  As of December 31, 2002, there were a total of 36 trusts, which held a combined total market value of $445 million in municipal securities.  We own approximately 100% of 28 of these trusts, which are reflected in our financial statements.  The remaining 8 trusts, which represent $84 million in market value of securities, are not currently consolidated in our results.

Joint Ventures:  Our subsidiary, Fire and Marine, is a party to five separate joint ventures, in each of which Fire and Marine is a 50% owner of various real estate holdings and does not exercise control over the joint ventures, financed by non-recourse mortgage notes.  Because we own only 50% of the holdings, we do not consolidate these entities and the joint venture debt does not appear on our balance sheet.  Our maximum exposure under each of these joint ventures, in the event of foreclosure of a property, is limited to our carrying value in the joint venture, ranging individually from $8 million to $29 million, and cumulatively totaling $62 million at December 31, 2002.  The total assets included in these joint ventures as of December 31, 2002 were $160 million.